AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
VERITEX HOLDINGS, INC.,
MUSTMS, INC.
AND
GREEN BANCORP, INC.
Dated as of July 23, 2018

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER    2

1.1.    Holdco Mergers; Effective Time.    2
1.2.    Time and Place of Closing.    2
1.3.    Effective Time.    2
1.4.    Charter.    3
1.5.    Bylaws.    3
1.6.    Directors and Officers.    3
1.7.    Bank Merger.    3

ARTICLE 2 MANNER OF CONVERTING SHARES    4

2.1.    Conversion of Shares.    4
2.2.    Anti-Dilution Provisions.    5
2.3.    Treatment of Green Equity Awards.    5
2.4.    Fractional Shares.    6

ARTICLE 3 EXCHANGE OF SHARES    6

3.1.    Exchange Procedures.    6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GREEN    9

4.1.    Organization, Standing, and Power.    9
4.2.    Authority of Green; No Breach By Agreement.    10
4.3.    Capitalization of Green.    11
4.4.    Green Subsidiaries.    11
4.5.    Regulatory Reports.    12
4.6.    Financial Matters.    13
4.7.    Books and Records.    15
4.8.    Absence of Undisclosed Liabilities.    15
4.9.    Absence of Certain Changes or Events.    15
4.10.    Tax Matters.    15
4.11.    Assets.    16
4.12.    Intellectual Property; Privacy.    17
4.13.    Environmental Matters.    18
4.14.    Compliance with Laws and Permits.    18
4.15.    Community Reinvestment Act Performance.    20
4.16.    Labor Relations.    20
4.17.    Employee Benefit Plans.    21
4.18.    Material Contracts.    23
4.19.    Agreements with Regulatory Authorities.    24
4.20.    Investment Securities.    24
4.21.    Derivative Instruments and Transactions.    25
4.22.    Legal Proceedings.    25

i

4.23.    Statements True and Correct.    25
4.24.    State Takeover Statutes and Takeover Provisions.    26
4.25.    Opinion of Financial Advisor.    26
4.26.    Tax and Regulatory Matters.    26
4.27.    Loan Matters.    26
4.28.    Allowance for Loan and Lease Losses.    27
4.29.    Insurance.    27
4.30.    Brokers and Finders.    28
4.31.    Transactions with Affiliates.    28
4.32.    Investment Adviser Subsidiary.    28
4.33.    No Broker-Dealer Subsidiary.    28
4.34.    No Insurance Subsidiary.    28
4.35.    No Other Representations and Warranties    28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF VERITEX AND MERGER SUB    29

5.1.    Organization, Standing, and Power.    29
5.2.    Authority of Veritex and Merger Sub; No Breach By Agreement.    29
5.3.    Capitalization of Veritex.    30
5.4.    Veritex Subsidiaries.    31
5.5.    Regulatory Reports.    32
5.6.    Financial Matters.    32
5.7.    Books and Records.    34
5.8.    Absence of Undisclosed Liabilities.    34
5.9.    Absence of Certain Changes or Events.    34
5.10.    Tax Matters.    35
5.11.    Assets.    36
5.12.    Intellectual Property; Privacy.    36
5.13.    Environmental Matters.    37
5.14.    Compliance with Laws and Permits.    37
5.15.    Community Reinvestment Act Performance.    39
5.16.    Employee Benefit Plans.    39
5.17.    Material Contracts.    41
5.18.    Agreements with Regulatory Authorities.    42
5.19.    Derivative Instruments and Transactions.    42
5.20.    Legal Proceedings.    42
5.21.    Statements True and Correct.    43
5.22.    State Takeover Statutes and Takeover Provisions.    43
5.23.    Opinion of Financial Advisor.    43
5.24.    Tax and Regulatory Matters.    43
5.25.    Loan Matters.    44
5.26.    Allowance for Loan and Lease Losses.    45
5.27.    Brokers and Finders.    45
5.28.    Transactions with Affiliates.    45
5.29.    No Other Representations and Warranties    45

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION    45

6.1.    Affirmative Covenants.    45
6.2.    Negative Covenants of Green.    46
6.3.    Negative Covenants of Veritex.    49

ARTICLE 7 ADDITIONAL AGREEMENTS    51

7.1.    Registration Statement; Joint Proxy/Prospectus; Shareholder Approval.    51
7.2.    Acquisition Proposals.    52
7.3.    Exchange Listing.    54
7.4.    Consents of Regulatory Authorities.    54
7.5.    Access to Information; Confidentiality and Notification of Certain Matters.    55
7.6.    Press Releases.    56
7.7.    Tax Treatment.    56
7.8.    Employee Benefits and Contracts.    57
7.9.    Indemnification.    59
7.10.    Operating Functions.    60
7.11.    Shareholder Litigation.    60
7.12.    Legal Conditions to Merger Transactions; Additional Agreements.    60
7.13.    Dividends.    61
7.14.    Change of Method.    61
7.15.    Restructuring Efforts.    61
7.16.    Corporate Governance.    62
7.17.    Takeover Statutes.    62
7.18.    Exemption from Liability Under Section 16(b).    62
7.19.    Assumption of Green Subordinated Notes.    62

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE    63

8.1.    Conditions to Obligations of Each Party.    63
8.2.    Conditions to Obligations of Veritex.    63
8.3.    Conditions to Obligations of Green.    64

ARTICLE 9 TERMINATION    65

9.1.    Termination.    65
9.2.    Effect of Termination.    66
9.3.    Non-Survival of Representations and Covenants.    66

ARTICLE 10 MISCELLANEOUS    67

10.1.    Definitions.    67
10.2.    Referenced Pages.    77
10.3.    Expenses.    79
10.4.    Entire Agreement; No Third Party Beneficiaries.    80
10.5.    Amendments.    81
10.6.    Waivers.    81
10.7.    Assignment.    81

10.8.    Notices.    82
10.9.    Governing Law; Jurisdiction; Waiver of Jury Trial    82
10.10.    Counterparts; Signatures.    83
10.11.    Captions; Articles and Sections.    83
10.12.    Interpretations.    83
10.13.    Enforcement of Agreement; Remedies Cumulative.    84
10.14.    Severability.    84

Exhibit A-1 - Form of Green Director Voting Agreement
Exhibit A-2 – Form of Green Shareholder Voting Agreement
Exhibit B - Form of Veritex Voting Agreement
Exhibit C - List of Green Officers
Exhibit D - Subsidiary Plan of Merger
Green’s Disclosure Memorandum
Veritex’s Disclosure Memorandum

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of July 23, 2018, by and among Veritex Holdings, Inc. (“Veritex”), a Texas corporation, MustMS, Inc. (“Merger Sub”), a Texas corporation and a wholly owned subsidiary of Veritex, and Green Bancorp, Inc. (“Green”), a Texas corporation.
Preamble
The respective boards of directors of Green, Merger Sub and Veritex have approved this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective shareholders.
Upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Organizations Code (the “TBOC”), (i) Merger Sub will merge with and into Green (the “Merger”), with Green as the surviving corporation in the Merger and a wholly owned Subsidiary of Veritex and (ii) immediately thereafter, Green, as the surviving corporation in the Merger, shall merge with and into Veritex (the “Second Merger” and, together with the Merger, the “Holdco Mergers”), with Veritex as the surviving corporation (sometimes referred to in such capacity as the “Surviving Corporation”).
Immediately following the Holdco Mergers, Green Bank, N.A., a national banking association and wholly owned subsidiary of Green (“Green Bank”), shall merge with and into Veritex Community Bank, a Texas state-chartered bank and wholly owned subsidiary of Veritex (“Veritex Bank”), with Veritex Bank as the surviving bank (the “Bank Merger,” and together with the Holdco Mergers, the “Merger Transactions”).
As an inducement for Veritex to enter into this Agreement, (i) each of the directors of Green have simultaneously herewith entered into a Voting Agreement (each a “Green Director Voting Agreement”) substantially in the form of Exhibit A-1 and (ii) certain greater than 5% shareholders of Green have simultaneously herewith entered into a Voting Agreement (each a “Green Shareholder Voting Agreement” and together with the Green Director Voting Agreements, the “Green Voting Agreements”) substantially in the form of Exhibit A-2.
As an inducement for Green to enter into this Agreement, each of the directors of Veritex have simultaneously herewith entered into a Voting Agreement (each a “Veritex Voting Agreement” and together with the Green Voting Agreements, the “Voting Agreements”), substantially in the form of Exhibit B hereto.
As an inducement for the Parties to enter into this Agreement, certain individuals set forth on Exhibit C hereto have simultaneously herewith entered into either (i) an employment agreement with Veritex (collectively, the “Employment Agreements”), or (ii) a termination agreement with Veritex (together with the Employment Agreements, the “Key Individuals Agreements”), in each case to be effective upon the Closing.
It is the intention of the Parties that for federal income tax purposes the Holdco Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Internal Revenue Code and within the meaning of Treasury Regulations Section 1.368-2(g).

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger Transactions and also to prescribe certain conditions precedent to the Merger Transactions.
Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1.    Holdco Mergers; Effective Time.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Green in accordance with the provisions of the TBOC. Green shall be the surviving corporation resulting from the Merger and shall (i) continue its corporate existence under the laws of Texas and (ii) succeed to and assume all the rights and obligations of Merger Sub in accordance with the TBOC. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate. The Merger shall (A) be consummated pursuant to the terms of this Agreement and (B) become effective as of the date and time specified in the applicable certificate of merger to be filed with the Secretary of State of the State of Texas (such date and time, the “Effective Time”).
(b)    Immediately following the Merger, Green, as the surviving corporation in the Merger, shall be merged with and into Veritex in accordance with the provisions of the TBOC. Veritex shall be the surviving corporation resulting from the Second Merger and shall (i) continue its corporate existence under the laws of Texas and (ii) succeed to and assume all the rights and obligations of Green in accordance with the TBOC. Upon the consummation of the Second Merger, the separate corporate existence of Green shall terminate. The Second Merger shall (A) be consummated pursuant to the terms of this Agreement and (B) become effective as of the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas.
1.2.    Time and Place of Closing.
The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties may mutually agree in writing (the “Closing Date”). The Closing shall be held at the offices of Covington & Burling LLP, located at 850 Tenth Street NW, Washington, DC 20001, unless another location is mutually agreed upon by the Parties.
1.3.    Effective Time.
Subject to the terms and conditions herein, unless otherwise mutually agreed upon in writing by the Parties, the Parties shall cause the Effective Time to occur no later than the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time).
1.4.    Charter.

(a)    The certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation of Green, as the surviving corporation in the Merger, until duly amended or repealed in accordance with its terms and applicable Law.
(b)    The certificate of formation of Veritex in effect immediately prior to the effective time of the Second Merger shall be the certificate of formation of the Surviving Corporation, until duly amended or repealed in accordance with its terms and applicable Law.
1.5.    Bylaws.
(a)    The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of Green, as the surviving corporation in the Merger, until duly amended or repealed in accordance with its terms and applicable Law.
(b)    The bylaws of Veritex in effect immediately prior to the effective time of the Second Merger shall be the bylaws of the Surviving Corporation, until duly amended or repealed in accordance with its terms and applicable Law.
1.6.    Directors and Officers.
(a)    The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of Green, as the surviving corporation in the Merger, from and after the Effective Time in accordance with the bylaws of Green, as the surviving corporation in the Merger. The officers of Merger Sub in office immediately prior to the Effective Time shall serve as the officers of Green, as the surviving corporation in the Merger, from and after the Effective Time in accordance with the bylaws of Green, as the surviving corporation in the Merger.
(b)    Subject to the terms herein (including Section 7.16), the directors of Veritex in office immediately prior to the effective time of the Second Merger shall serve as the directors of the Surviving Corporation from and after the effective time of the Second Merger in accordance with the bylaws of the Surviving Corporation. Subject to the terms herein (including Section 7.16), the officers of Veritex in office immediately prior to the effective time of the Second Merger shall serve as the officers of the Surviving Corporation from and after the effective time of the Second Merger in accordance with the bylaws of the Surviving Corporation.
1.7.    Bank Merger.
Immediately following the Holdco Mergers, Green Bank, will merge with and into Veritex Bank, with Veritex Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of Green Bank shall terminate. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit D hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (a) Green shall (i) cause Green Bank to approve the Subsidiary Plan of Merger, (ii) as the sole shareholder of Green Bank, approve the Subsidiary Plan of Merger and (iii) cause the Subsidiary Plan of Merger to be duly executed by Green Bank and delivered to Veritex, and (b) Veritex shall (i) cause Veritex Bank to approve the Subsidiary Plan of Merger, (ii) as the sole shareholder of Veritex Bank, approve the Subsidiary Plan of Merger and (iii) cause the Subsidiary Plan of Merger to be duly executed by Veritex Bank and delivered to Green. Prior to the effective time of the Bank Merger, Green shall cause Green Bank, and Veritex shall cause Veritex Bank, in each case to execute and file applicable articles or certificates of merger, and such other documents and certificates, as are necessary to make the Bank Merger effective immediately following the Holdco Mergers.
ARTICLE 2
MANNER OF CONVERTING SHARES
2.1.    Conversion of Shares.
Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Veritex, Merger Sub, Green or the shareholders of any of the foregoing, the shares of the relevant corporations shall be converted as follows:
(a)    Each share of capital stock of Veritex issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
(b)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of Green, as the surviving corporation in the Merger.
(c)    Each share of Green Common Stock issued and outstanding immediately prior to the Effective Time that is held by Green, any Green Subsidiary, Veritex or any Veritex Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
(d)    Each share of Green Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive 0.79 shares (the “Exchange Ratio”) of Veritex Common Stock (the “Merger Consideration”).
(e)    All shares of Green Common Stock, when so converted pursuant to Section 2.1(d), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Green that immediately prior to the Effective Time represented shares of Green Common Stock shall cease to have any rights with respect to such Green Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right (if any) to receive pursuant to Section 2.4, cash in lieu of fractional shares of Veritex Common Stock into which such shares of Green Common Stock have been converted together with the amounts (if any) payable pursuant to Section 3.1(e).
(f)    At the effective time of the Second Merger, each share of (a) Veritex Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second Merger and (b) common stock of Green, as the surviving corporation in the Merger, issued and outstanding immediately prior to such time shall be canceled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
2.2.    Anti-Dilution Provisions.
Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e) and Sections 6.3(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Green Common Stock or securities convertible or exchangeable into or exercisable for shares of Green Common Stock or the issued and outstanding shares of Veritex Common Stock or securities convertible or exchangeable into or exercisable for shares of Veritex Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, readjustment, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change. Notwithstanding any other provisions of this Section 2.2, and subject to Section 6.2 and Section 6.3, no adjustment shall be made in the event of the issuance of additional shares of Green Common Stock or Veritex Common Stock pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Green or Veritex (or their respective Subsidiaries), as applicable, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Green or Veritex (or their respective Subsidiaries), as applicable, in each case, pursuant to any stock option or other compensation or benefit plans of Green or Veritex, as applicable, in effect as of the date hereof.
2.3.    Treatment of Green Equity Awards.
(a)    At the Effective Time, each Green Stock Option that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, fully vest, to the extent not previously vested (and assuming satisfaction of any performance vesting conditions at maximum levels with respect to any Green Stock Options that do not vest under such option’s terms as a result of the consummation of the Merger), shall cease to represent a right to purchase shares of Green Common Stock and shall be converted automatically into an option to purchase a number of shares of Veritex Common Stock (each, an “Adjusted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of Green Common Stock subject to such Green Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Stock Option shall have an exercise price per share of Veritex Common Stock (rounded up to the nearest whole cent) equal to (1) the per share exercise price for the shares of Green Common Stock subject to such Green Stock Option divided by (2) the Exchange Ratio. In the case of any Green Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Internal Revenue Code, the adjustments described above will be made in accordance with Treas. Reg. 1.424-1(a), and for each other Green Stock Option in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D). Except as specifically provided above, following the Effective Time, each Adjusted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted Green Stock Option under the applicable Green Equity Plan and the agreements evidencing grants thereunder, other than with respect to vesting.
(b)    At the Effective Time, each Green RSU Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, fully vest (assuming satisfaction of any performance vesting conditions at maximum levels) and shall be canceled and converted automatically into the right to receive the Merger Consideration pursuant to Section 2.1(d) payable in accordance with ARTICLE 3 (including subject to any required Tax withholding pursuant to Section 2.3(e)), treating the shares of Green Common Stock subject to such Green RSU Award in the same manner as all other shares of Green Common Stock for such purposes.
(c)    At the Effective Time, each Green SAR Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, fully vest and shall be canceled and converted into the right to receive a cash payment payable as soon as practicable following the Effective Time (but in any event no later than five Business Days following the Effective Time)

equal to the product obtained by multiplying (i) the number of shares of Green Common Stock underlying such Green SAR Award by (ii) the excess, if any, of the Per Share Cash Equivalent Consideration over the exercise price per share of Green Common Stock underlying to such Green SAR Award (subject to any required Tax withholding pursuant to Section 2.3(e)). Any Green SAR Award with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the holder with respect to such Green SAR Award.
(d)    At or prior to the Effective Time, Green, the board of directors of Green or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.
(e)    Each of Green, Veritex, the Surviving Corporation or the Exchange Agent, as applicable and without duplication, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of Green Stock Option, Green RSU Award or Green SAR Award such amounts as are required to be deducted and withheld under the Internal Revenue Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.4.    Fractional Shares.
No certificate, book-entry share or scrip representing fractional shares of Veritex Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Veritex shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Veritex. Notwithstanding any other provision of this Agreement, each holder of shares of Green Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Veritex Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Veritex Common Stock that such holder of shares of Green Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(d) by (ii) the Average Closing Price.
ARTICLE 3
EXCHANGE OF SHARES
3.1.    Exchange Procedures.
(a)    Deposit of Merger Consideration. At or prior to the Effective Time, Veritex shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to Green (the “Exchange Agent”), for the benefit of the holders of shares of Green Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at Veritex’s option, evidence of Veritex Common Stock in book-entry form issuable pursuant to Section 2.1(d) (collectively referred to as “Veritex Certificates”) for shares of Veritex Common Stock equal to the aggregate Merger Consideration and (ii) immediately available funds, to the extent then reasonably determinable, equal to any cash payable in lieu of fractional shares pursuant to Section 2.4 (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Veritex; provided, that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to Veritex. To the extent the cash in the Exchange Fund is insufficient for any reason to make prompt cash payment in lieu of fractional shares pursuant to Section 2.4, Veritex shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.
(b)    Transmittal Materials. As soon as reasonably practicable after the Effective Time and in any event not later than five days following the Effective Time, Veritex shall instruct and direct the Exchange Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each Holder (i) notice advising such Holders of the effectiveness of the Merger, (ii) transmittal materials that shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon (A) with respect to shares evidenced by Certificates, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, to the Exchange Agent (and such other documents as the Exchange Agent may reasonably request) and (B) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request) and (iii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.
(c)    Delivery of Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, or the receipt of an “agent’s message” for exchange and cancellation by the Exchange Agent, in each case together with such other documents as may reasonably be required by the Exchange Agent for exchange and cancellation, the Holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (and Veritex shall instruct and direct the Exchange Agent to promptly provide such Holder) (i) the Merger Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such Holder has the right to receive pursuant to Section 2.4 in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this ARTICLE 3 and (B) any dividends or distributions that the Holder thereof has the right to receive pursuant to Section 3.1(e), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any cash in lieu of fractional shares or dividends or distributions that the Holder thereof has the right to reserve pursuant to Section 3.1(e) payable upon the surrender of the Certificates or Book-Entry Shares.
(d)    Share Transfer Books. At the Effective Time, there shall be no further registration of transfers of shares of Green Common Stock. From and after the Effective Time, Holders who held shares of Green Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Green Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to Veritex’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Green in respect of such shares of Green Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.4 and any dividends or distributions (if any) pursuant to Section 3.1(e) with respect to the shares of Green Common Stock formerly represented thereby.

(e)    Dividends with Respect to Veritex Common Stock. No dividends or other distributions declared with respect to Veritex Common Stock with a record date after the Effective Time shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share with respect to the whole shares of Veritex Common Stock issuable with respect to such Certificate or Book-Entry Share in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof), there shall be paid to the record holder of the whole shares of Veritex Common Stock (if any) issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Veritex Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Veritex Common Stock.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Closing Date shall be delivered to the Surviving Corporation, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions pursuant to Section 3.1(e) with respect to Veritex Common Stock) to which they are entitled under this ARTICLE 3 shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto.
(g)    No Liability. None of Veritex, Green, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(h)    Withholding Rights. Each and any of Veritex, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from cash in lieu of fractional shares of Veritex Common Stock, cash dividends or distributions payable pursuant to Section 3.1(e) or any other cash amounts otherwise payable pursuant to this Agreement to any Person such amounts or property (or portions thereof) as Veritex, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Veritex, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Veritex, the Surviving Corporation, or the Exchange Agent, as applicable.
(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividend or distributions pursuant to Section 3.1(e) to which the holder thereof is entitled pursuant to this Agreement.

(j)    Change in Name on Certificate. If any Veritex Certificate representing shares of Veritex Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a Veritex Certificate representing shares of Veritex Common Stock in any name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(k)    Rights of Former Green Shareholders. If any Certificates shall not have been surrendered, any Book-Entry Shares have not been canceled or any amounts of the Merger Consideration shall remain unclaimed on the date that is three years after the Effective Time (or immediately prior to such earlier date on which such Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person or his, her or its successors, assigns or personal representatives previously entitled thereto.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF GREEN
Except as Previously Disclosed, Green hereby represents and warrants to Veritex as follows:
4.1.    Organization, Standing, and Power.
(a)    Status of Green. Green is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas, has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Green is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green. Green is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of formation of Green, as amended, and the bylaws of Green, as amended, each as in effect as of the date of this Agreement, have been made available to Veritex.
(b)    Status of Green Bank. Green Bank is a wholly owned Subsidiary of Green, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in its business and has the requisite power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. Green Bank is authorized by the Office of the Comptroller of the Currency (“OCC”) to engage in the business of banking as a national banking association. Green Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green. True, complete and correct copies of the articles of association and bylaws of Green Bank, each as in effect as of the date of this Agreement, have been made available to Veritex.
4.2.    Authority of Green; No Breach By Agreement.

(a)    Authority. Green has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger Transactions, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least two-thirds of the outstanding shares of Green entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Green Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger Transactions, have been duly and validly authorized by the board of directors of Green and approved by all necessary corporate action in respect thereof on the part of Green and Green Bank (including, approval by, and a determination by all of the members of the boards of directors of Green and Green Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Green’s and Green Bank’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders), subject to the receipt of the Green Shareholder Approval. Subject to the receipt of the Green Shareholder Approval, and assuming the due authorization, execution and delivery by Veritex, this Agreement represents a legal, valid, and binding obligation of Green, enforceable against Green in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)    No Conflicts. Subject to the receipt of the Green Shareholder Approval, neither the execution and delivery of this Agreement by Green, nor the consummation by Green of the transactions contemplated hereby, nor compliance by Green with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Green’s certificate of formation, bylaws or other governing instruments, or the certificate of formation, articles of association, bylaws or other governing instrument of any Green Entity, or any resolution adopted by the board of directors or the shareholders of, any Green Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Green Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any Green Entity under any of the terms, conditions or provisions of any Contract or Permit of any Green Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green.
(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the TBOC, the Texas Finance Code, the BHC Act and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any applicable Regulatory Authority is necessary for the consummation by Green or Green Bank, as applicable, of the Merger Transactions and other transactions contemplated in this Agreement. As of the date hereof, Green does not have any Knowledge of any event that would reasonably be expected to prevent or materially delay receipt of any Requisite Regulatory Approvals.
4.3.    Capitalization of Green.
(a)    Ownership. The authorized capital stock of Green consists of (i) 90,000,000 shares of Green Common Stock, $0.01 par value per share and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on July 20, 2018, (i) 37,296,012 shares of Green Common Stock (excluding treasury shares) were issued and outstanding, (ii) 178,000 shares of Green Common Stock were held by Green in its treasury, (iii) 710,000 shares of Green Common Stock were reserved for issuance upon the vesting of outstanding Green RSU Awards (assuming satisfaction of performance vesting conditions at maximum levels), (iv) 1,401,225 shares of Green Common Stock were reserved for issuance upon the exercise of outstanding Green Stock Options, and (v) zero shares of Green preferred stock were issued and outstanding or held by Green in its treasury.
(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Green have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Green has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Green.
(c)    Outstanding Equity Rights. Other than Green Stock Options and Green RSU Awards, in each case, outstanding as of the date of this Agreement and set forth in Sections 4.3(a)(iii) and (iv), there are no (i) existing Equity Rights with respect to the securities of Green or Green Bank as of the date hereof, (ii) Contracts under which Green or Green Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Green, except as permitted under Section 6.2, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Green or Green Bank is a party or of which Green has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Green, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Green may vote. Other than the Green SAR Awards outstanding as of the date of this Agreement, as of the date hereof, there are no stock appreciation, phantom stock, profit participation or other similar rights with respect to the common stock of Green or Green Bank.
(d)    Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Green may vote are issued or outstanding. There are no Contracts pursuant to which any Green Entity is or could be required to register shares of Green’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Green Entity. No Green Subsidiary owns any capital stock of Green.
(e)    Green Trust Preferred Securities. Section 4.3(e) of Green’s Disclosure Memorandum sets forth a true and complete schedule, as of the date hereof, of the outstanding capital securities (the “Green Trust Preferred Securities”) issued by Green to each of     Patriot Bancshares Capital Trust I and Patriot Bancshares Capital Trust II, which schedule is in the same form as the table labeled “Subordinated Debentures Trust Preferred Securities” that is included in Green’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
4.4.    Green Subsidiaries.
(a)    Green has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than Green Bank and the entities set forth in Section 4.4(a)(i) of Green’s Disclosure Memorandum and indirect ownership through Green Bank of the entities set forth in Section 4.4(a)(ii) of Green’s Disclosure Memorandum. The authorized capital stock of Green Bank consists of 20,000,000 shares of common stock, par value $0.01 per share (the “Green Bank Common Stock”), and 5,697,223 shares of Green Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Green Bank Common Stock are directly and beneficially owned and held by Green. Green, directly or indirectly, or Green Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Green Subsidiaries. No capital stock (or other equity interest) of a Green Subsidiary is or may become required to be issued (other than to another Green Entity) by reason of any Equity Rights, and there are no Contracts by which a Green Subsidiary is bound to issue (other than to another Green Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Green Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Green Subsidiary (other than to another Green Entity). There are no Contracts relating to the rights of any Green Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Green Subsidiary. All of the shares of capital stock (or other equity interests) of each Green Subsidiary held by a Green Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Green Entity free and clear of any Lien.
(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of each Green Subsidiary are duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding shares of capital stock of any Green Subsidiary have been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Green Bank and each other Green Subsidiary. The deposits in Green Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Green, threatened. The certificate of formation, articles of incorporation or association, bylaws, or other governing documents of each Green Subsidiary comply with applicable Law in all material respects.
(c)    Outstanding Equity Rights. There are no (i) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Green Entity is a party or of which Green has Knowledge, that would reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Green Subsidiary, or (ii) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of any Green Subsidiary may vote.
4.5.    Regulatory Reports.
(a)    Green’s Reports. Since January 1, 2015, Green has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any applicable Regulatory Authority, including any and all federal and state banking Laws, and such reports (at the time filed) were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Green is in material compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.
(b)    Green SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Green Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2015 (the “Green SEC Reports”) is publicly available. No such Green SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all

Green SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Green has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no material outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Green SEC Reports.
(c)    Green Bank’s Reports. Green Bank has duly filed with the OCC, FDIC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions and statements required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, (i) there is no material unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Green Entity and (ii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority and any Green Entity with respect to the business, operations, policies or procedures of any Green Entity since January 1, 2015, in each case, which would be material to any Green Entity.
4.6.    Financial Matters.
(a)    Financial Statements. The Green Financial Statements (after giving effect to any amendments or corrections filed after such Financial Statements were originally filed but prior to the date hereof) included or incorporated by reference in the Green SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the books and records of the Green Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Green Entities as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of the Green Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated financial statements of Green to be prepared after the date of this Agreement and prior to the Closing will be true, accurate and complete in all material respects and will fairly present in all material respects the consolidated financial condition of Green as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Green for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.
(b)    Call Reports. The financial statements contained in the Call Reports of Green Bank for the periods ended March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Green Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Green Bank to be prepared after the date of this Agreement and prior to the Closing will be true, accurate and complete in all material respects and will fairly present in all material respects the financial condition of Green Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Green Bank for the respective periods set forth therein, subject to year-end adjustments.
(c)    Systems and Processes. Since January 1, 2015, neither Green nor Green Bank nor, to Green’s Knowledge, any employee, auditor, accountant or representative of any Green Entity has received any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Green Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Green Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Green Entity has engaged in questionable accounting or auditing practices. Since January 1, 2015, no attorney representing any Green Entity, whether or not employed by a Green Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Green or any of its officers, directors or employees to the board of directors of Green or any committee thereof or to any director or officer of Green (in their capacity as such). To Green’s Knowledge, there has been no instance of fraud by any Green Entity, whether or not material, that occurred during any period covered by Green.
(d)    Records. The records, systems, controls, data and information of the Green Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Green Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green. Green (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Green Financial Statements and to ensure that information relating to the Green Entities is made known to the chief executive officer and chief financial officer by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Green, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Green are being made only in accordance with authorizations of management and directors of Green and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Green’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Green’s outside auditors and the audit committee of the board of directors of Green (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Green’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Green’s internal controls over financial reporting. To the Knowledge of Green, there is no reason to believe that Green’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.
(e)    Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Green Financial Statements included in the Green SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Green and the Green Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Green or Green Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
4.7.    Books and Records.
Since January 1, 2015, the Books and Records have been and are being maintained in the Ordinary Course in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Green and Green Bank.
4.8.    Absence of Undisclosed Liabilities.
No Green Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2017, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Green as of March 31, 2018 included in the Green Financial Statements at and for the period ending March 31, 2018.
4.9.    Absence of Certain Changes or Events.
(a)    Since December 31, 2017, there has not been a Material Adverse Effect on Green.
(b)    Since December 31, 2017, except with respect to the transactions contemplated hereby, (i) the Green Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Green Entity whether or not covered by insurance, (iii) Green has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of Green’s capital stock or other equity interests (except for regular quarterly cash dividends by Green at a rate not in excess of $0.10 per share of Green Common Stock); (iv) there has not been any change in any Green Entity’s material Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any Green Entity to any officer or key employee thereof or any amendment of any of the Green Benefit Plans other than increases or amendments in the Ordinary Course.
4.10.    Tax Matters.
(a)    All Green Entities have timely filed or caused to be filed (giving effect to all applicable extensions) with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. None of the Green Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Green Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid to the relevant Regulatory Authority. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Green Entities. No material claim has been made in the last six years in writing by an authority in a jurisdiction where any Green Entity does not file a Tax Return that such Green Entity may be subject to Taxes by that jurisdiction.
(b)    None of the Green Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations or other proceedings regarding any material Taxes of any Green Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established on the Assets of any Green Entity. None of the Green Entities has waived any statute of limitations in respect of any Taxes.
(c)    Each Green Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate Regulatory Authority.
(d)    The unpaid Taxes of each Green Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Green Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Green Entities in filing their Tax Returns.
(e)    None of the Green Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Green Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Green Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Green) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Green is parent), or as a transferee or successor, by contract or otherwise.
(f)    During the two-year period ending on the date hereof, none of the Green Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. Green was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.
(g)    No Tax authority has required any of the Green Entities to include after the Effective Time any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time. None of the Green Entities have participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4.
(h)    No Green Entity owns any Veritex Common Stock.
4.11.    Assets.
Each Green Entity has good and marketable title to those Assets reflected in the most recent Green Financial Statements as being owned by such Green Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Green is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Green Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Green, the lessor.
4.12.    Intellectual Property; Privacy.
(a)    Each Green Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property used or held for use to carry on the business of such Green Entity as it is currently conducted. To the extent a Green Entity engages in the sale or licensing to a third party of any Intellectual Property in connection with its business operations, such Green Entity is the owner of or has a license, with the right to sublicense, such Intellectual Property as such Intellectual Property is sold or licensed in the conduct of its business. No Green Entity is in Default under any material Contract pursuant to which it licenses Intellectual Property. Since January 1, 2015, no proceedings have been instituted, or are pending or to the Knowledge of Green threatened, which challenge the rights of any Green Entity with respect to Intellectual Property used, sold or licensed by such Green Entity in the course of its business, nor has any person claimed or alleged any rights to any such Intellectual Property owned or purported to be owned by a Green Entity. To the Knowledge of Green, the conduct of the business of each Green Entity, including any Green Entity’s use of any Intellectual Property used or held for use by such Green Entity, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person. Since January 1, 2015, no Green Entity has received any written notice from any Person (i) alleging that any Green Entity has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of such Person or (ii) challenging the scope, validity, enforceability, registrability, use or ownership of any Intellectual Property owned or purported to be owned by any Green Entity.
(b)    To the Knowledge of Green, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned, used, or held for use by any Green Entity in the conduct of the respective businesses of the Green Entities as currently conducted, and no such claims have been asserted or threatened against any Person by any Green Entity since January 1, 2015.
(c)    Green takes reasonable measures to protect the confidentiality of trade secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Knowledge of Green, there has not been any disclosure of or access to any trade secret of any Green Entity (including any such information of any other Person disclosed in confidence to such Green Entity) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.
(d)    (i) The computer, information technology and data processing systems, facilities and services used by the Green Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Green Entities as currently conducted and (ii) the Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Green Entities as currently conducted. To Green’s Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by any Green Entity since January 1, 2015. The Green Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards (A) to protect the Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (B) that are designed to reasonably mitigate the risks of cybersecurity breaches and attacks. Each Green Entity has implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Green Entities in all material respects.
(e)    Each Green Entity has (i) complied in all material respects with (A) all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and (B) all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Green’s Knowledge, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Green Entity or any other Person since January 1, 2015.
4.13.    Environmental Matters.
(a)    Each Green Entity, its Participation Facilities, and its Operating Properties are, and have been since January 1, 2015, in compliance, in all material respects, with all applicable Environmental Laws.
(b)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green, since January 1, 2015, no Litigation is or has been pending or, to the Knowledge of Green, threatened before any court, governmental agency, or authority or other forum in which any Green Entity or any of its Operating Properties or Participation Facilities (or Green in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Green Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Green, is there any reasonable basis for any Litigation of a type described in this sentence. Since January 1, 2015, no Green Entity is or has been subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green.
4.14.    Compliance with Laws and Permits.
(a)    Each Green Entity has, and since January 1, 2015, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where the failure to have in effect any such Permit has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green. Since January 1, 2015, there has occurred no material Default under any such Permit and, to the Knowledge of Green, no suspension or cancellation of any such Permit is threatened. None of the Green Entities:
(i)    is in material Default under any of the provisions of its certificate of formation, articles of incorporation or association or bylaws (or other governing instruments);
(ii)    is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)    since January 1, 2015, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Green Entity is not in compliance with any Laws or Orders or engaging in an unsafe or unsound activity.
(b)    Each Green Entity is in material compliance with all applicable Laws, regulatory capital requirements, or Orders to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the National Bank Act, the BHC Act, the Federal Deposit Insurance Act (the “FDIA”), the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the OCC, the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable regulations under the foregoing. Green and Green Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations).
(c)    Green Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.14.
(d)    Since January 1, 2015, each Green Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Green Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green. Since January 1, 2015, no Green Entity nor, to Green’s Knowledge, any director, officer, or employee of any Green Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green.
4.15.    Community Reinvestment Act Performance.
Green Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community

Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed examination, and Green has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Green Bank having its current rating lowered such that it is no longer “satisfactory” or better.
4.16.    Labor Relations.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Green entity or Affiliate of a Green Entity, no Green Entity is the subject of any pending or, to the Knowledge of Green, threatened Litigation asserting that it or any other Green Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Green Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Green Entity or Affiliate of a Green Entity is (nor, since January 1, 2015, has been) a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Green’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Green Entity or Affiliate of a Green Entity is currently negotiating any collective bargaining agreement. To the Knowledge of Green, since January 1, 2015, there has not been any attempt by any Green Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Green Entity. The employment of each employee of Green Entity are terminable at will by the relevant Green Entity without any penalty, liability or severance obligation incurred by any Green Entity.
(b)    Section 4.16(b) of Green’s Disclosure Memorandum separately sets forth all of Green’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of Green’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and greencard application status. To Green’s Knowledge, no employee of any Green Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No key employee of any Green Entity has provided written notice to a Green Entity of his or her intent to terminate his or her employment with the applicable Green Entity as of the date hereof, and, as of the date hereof, to Green’s Knowledge, no key employee intends to terminate his or her employment with Green before Closing.
(c)    Section 4.16(c) of Green’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing services on behalf of such entity) and contact information of each individual who is currently provided personal services to any Green Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”). A copy of each Contract relating to the services provided by any such Independent Contractor to a Green Entity has been made available to Veritex prior to the date hereof. The engagement of each Independent Contractor of each Green Entity is terminable at will by the relevant Green Entity without any penalty, liability or severance obligation incurred by any Green Entity.
(d)    The Green Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Green Entities is and at all times has been in material compliance with all Law governing the employment of labor, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, and workers’ compensation.
(e)    Since January 1, 2015, there have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee of any Green Entity or by any individual who has applied for employment with any Green Entity, nor, to Green’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Green Entity. To Green’s Knowledge, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.
(f)    All of the Green Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any Green Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Green Benefit Plans).
4.17.    Employee Benefit Plans.
(a)    A complete and accurate list of each material Green Benefit Plan, as of the date hereof, is set forth in Section 4.17(a) of Green’s Disclosure Memorandum. No Green Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. With respect to each material Green Benefit Plan, Green has made available to Veritex a true and complete copy of the plan document (including all amendments thereto), or if such plan is not in writing, a written description of such Green Benefit Plan, and to the extent applicable: (i) all current trust agreements or other funding arrangements; (ii) the most recently received determination letter, opinion letter or advisory opinion issued by the U.S. Internal Revenue Service (“IRS”); (iii) the most recently filed annual report on IRS Form 5500; (iv) the most recent summary plan description and summary of material modifications thereto; (v) any material correspondence with the DOL, IRS, Pension Benefit Guaranty Corporation (“PBGC”) or any other governmental entity within the last three years; and (vi) the most recent financial statement and actuarial valuation or other valuation report. Section 4.17(a) of Green's Disclosure Memorandum separately lists each participant in the Green Change in Control Severance Plan.
(b)    Each Green Benefit Plan is and has been maintained in all material respects in compliance with the terms of such Green Benefit Plan and in all material respects in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each Green Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Green Benefit Plan and on which such Green Benefit Plan is entitled to rely. No event has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Green Benefit Plan.
(c)    There are no pending or, to the Knowledge of Green, threatened claims or disputes under the terms of, or in connection with, the Green Benefit Plans (other than routine claims for benefits), and no action, proceeding, prosecution, inquiry or hearing has been commenced with respect to any Green Benefit Plan.
(d)    No Green Entity has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) for which there is not an exemption with respect to any Green Benefit Plan, and in any case, no prohibited transaction has occurred with respect to any Green Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Green Entity. No Green Entity has breached its fiduciary duty with respect to a Green Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Green Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Green Entity. To Green’s Knowledge, no other “fiduciary,” within the meaning of Section 3(21) of ERISA, has breached his, her or its fiduciary duty with respect to a Green Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Green Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Green Entity. All Green Stock Options, and any other stock options granted by a Green Entity and outstanding at any time within the last six years, were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each such stock option has at all times been in compliance with or exempt from Section 409A of the Internal Revenue Code.
(e)    Neither Green nor any Green ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any material liability with respect to, or would reasonably be expected to have any such obligation to contribute to or material liability with respect to: (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Internal Revenue Code); or (iii) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code). Neither Green nor any Green ERISA Affiliate currently provides any health benefits that are not fully insured by a third party insurance company.
(f)    Each Green Benefit Plan or other arrangement of a Green Entity that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written, executed and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder.
(g)    Each Green Benefit Plan that is a group health plan is in compliance in all material respects with applicable requirements of the Affordable Care Act, as defined in Treasury Regulation Section 54.4980H-1(a)(3). No Green Entity has or could reasonably be expected to have any material liability for Taxes under Chapter 43 of the Internal Revenue Code. No Green Entity has any Liability or obligation to provide health, medical or life insurance benefits to any current or former employee, officer, or director or other service provider (or any dependent or beneficiary thereof) of any Green Entity after his or her termination of employment or service with the Green Entities, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.
(h)    No Green Benefit Plan is subject to Title VI of ERISA or Section 412 of the Internal Revenue Code.
(i)    All contributions required to be made to any Green Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Green Benefit Plan, for any period through the date hereof, have been timely made or paid in full.
(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any employee, officer, director or other service provider of any Green Entity to any severance pay, change in control payments or any other payment; (ii) require any contributions or payments to fund any benefits under any Green Benefit Plan or cause any Green Entity to set aside benefits in a trust (including a rabbi trust); (iii) limit the right of any Green Entity to amend, merge, terminate or transfer or receive a reversion of assets from any Green Benefit Plan or related trust; or (iv) accelerate the time of payment or vesting of any such payment, right, compensation or benefit to any employee, officer, director or other service provider of any Green Entity. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Green Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. No Green Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Internal Revenue Code.
(k)    No Green Benefit Plan is an “employee stock ownership plan” within the meaning of Section 407(d)(6)(A) of ERISA.
4.18.    Material Contracts.
None of the Green Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) required to have been filed as an exhibit to one of the Green SEC Reports and that has not yet been filed, (b) that prohibits or materially restricts any Green Entity (or, following consummation of the transactions contemplated by this Agreement, the Surviving Corporation) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (c) that limits the payment of dividends by any Green Entity, (d) pursuant to which any Green Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (e) between any Green Entity, on the one hand, and (i) any officer or director of any Green Entity, or (ii) to the Knowledge of Green, any (x) record or beneficial owner of five percent or more of the voting securities of Green, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Green, on the other hand, in each case, except the Green Benefit Plans or other Contracts of a type available to employees of Green generally, (f) that provides for ongoing indemnification obligations by any Green Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (g) with or to a labor union or guild (including any collective bargaining agreement), (h) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Green Entity, (i) between Green and any other Green Entities, (j) that relates to the incurrence of indebtedness by Green or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the Ordinary Course) in the principal amount of $2,000,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions and including any Contract relating to the Green Trust Preferred Securities, (k) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts that are terminable by a Green Entity on 60 days or less notice without any required payment or other conditions, other than the condition of notice), (l) any partnership or joint venture Contract, (m) that involves aggregate payments or receipts by or to Green or any of its Subsidiaries in excess of $250,000 in any 12-month period, other than those terminable on 60 days or less notice without payment by Green or any Subsidiary of Green of any material penalty or (n) any other Contract or amendment thereto that is material to any Green Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.18, whether or not set forth in Green’s Disclosure Memorandum, are referred to herein as the “Green Contracts”. With respect to each Green Contract: (i) the Contract is legal, valid and binding on a Green Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Green Entity is in Default thereunder; (iii) no Green Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Green, in Default or has repudiated or waived any provision thereunder, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green. All of the Green Contracts have been Previously Disclosed. All of the indebtedness of any Green Entity for money borrowed is prepayable at any time by such Green Entity without penalty or premium.
4.19.    Agreements with Regulatory Authorities.
No Green Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Green’s Disclosure Memorandum, a “Green Regulatory Agreement”), nor has any Green Entity been advised in writing or, to Green’s Knowledge, orally, since January 1, 2015, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such Green Regulatory Agreement.
4.20.    Investment Securities.
(a)    Each Green Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Green SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Green Entity. Such securities are valued on the books of Green in accordance with GAAP in all material respects.
(b)    Each Green Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Green believes are prudent and reasonable in the context of their respective businesses, and each Green Entity has, since January 1, 2015, been in compliance with such policies, practices and procedures in effect at such time in all material respects.
4.21.    Derivative Instruments and Transactions.
All Derivative Transactions whether entered into for the account of any Green Entity or for the account of a customer of any Green Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory

Authorities, (b) are legal, valid and binding obligations of the Green Entity party thereto and, to the Knowledge of Green, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Green Entities and, to the Knowledge of Green, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Green, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Green Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Green Entities in accordance with GAAP.
4.22.    Legal Proceedings.
(a)    There is no Litigation instituted or pending, or, to the Knowledge of Green, threatened against any Green Entity, or against any current or former director, officer or employee of a Green Entity in their capacities as such or Employee Benefit Plan of any Green Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Green Entity, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green. Section 4.22(a) of Green’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Green Entity is a party. Section 4.22(a) of Green’s Disclosure Memorandum sets forth a list of all Orders to which any Green Entity is subject.
(b)    There is no Order imposed upon any Green Entity or the Assets of any Green Entity (or that, upon consummation of the Merger Transactions, would apply to any Green Entity) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Green Entity.
4.23.    Statements True and Correct.
(a)    None of the information supplied or to be supplied by any Green Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Veritex with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Green Entities and other portions within the reasonable control of Green Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.
(b)    None of the information supplied or to be supplied by any Green Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Green Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of Green, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Green Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Green Meeting.
4.24.    State Takeover Statutes and Takeover Provisions.
Green has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). No Green Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Veritex entitled to vote in the election of Veritex’s directors.
4.25.    Opinion of Financial Advisor.
Green has received the opinion of Goldman Sachs & Co. LLC, which, if initially rendered verbally will be confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of the date of such opinion and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of Green Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.26.    Tax and Regulatory Matters.
No Green Entity has taken or agreed to take any action, and Green does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to prevent the Holdco Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. No Green Entity or, to the Knowledge of Green, any Affiliate thereof has taken or agreed to take any action, and Green does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to materially impede or delay receipt of any of the Requisite Regulatory Approvals.
4.27.    Loan Matters.
(a)    No Green Entity is a party to any Loan in which any Green Entity is a creditor that as of March 31, 2018, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2018, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.27(a) of Green’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Green Entities that, as of March 31, 2018 had an outstanding balance of $250,000 or more and were classified by Green as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Green Entity and are valid and enforceable in all material respects.
(c)    Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Green’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards (if any) of the applicable investors) and with all applicable requirements of Laws.
(d)    None of the Contracts pursuant to which any Green Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)    (i) Section 4.27(e) of Green’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Green to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of any Green Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(f)    No Green Entity is now nor has it been since January 1, 2015 subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
4.28.    Allowance for Loan and Lease Losses.
The allowance for loan and lease losses (“ALLL”) reflected in the Green Financial Statements was, as of the date of each of the Green Financial Statements, in the reasonable opinion of management of Green, (a) in compliance with Green’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP and (b) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates.
4.29.    Insurance.
Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green, Green Entities are insured with reputable insurers against such risks and in such amounts as the management of Green reasonably has determined to be prudent and consistent with industry practice. The Green Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Green Entities, Green or Green Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Green’s Knowledge, no Green Entity has received any written notice of cancellation or non-renewal of any such policies, and no counterparty thereto has threatened to terminate any such policy.

4.30.    Brokers and Finders.
Except for Goldman Sachs & Co. LLC, neither Green nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees that would be borne by any Green Entity prior to the Closing or the Surviving Corporation following the Merger Transactions in connection with this Agreement or the transactions contemplated hereby.
4.31.    Transactions with Affiliates.
There are no Contracts, plans, arrangements or other transactions between any Green Entity, on the one hand, and (a) any officer or director of any Green Entity, (b) to Green’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Green or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Green, on the other hand, in each case, except those of a type available to employees of Green generally and the Green Benefit Plans.
4.32.    Investment Adviser Subsidiary.
No Green Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
4.33.    No Broker-Dealer Subsidiary.
No Green Entity is a “broker” or “dealer” (in each case, as defined in the Exchange Act) required to be registered under the Exchange Act with the SEC.
4.34.    No Insurance Subsidiary.
No Green Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.
4.35.    No Other Representations and Warranties
(a)    Except for the representations and warranties in this ARTICLE 4 Green does not make any express or implied representation or warranty with respect to the Green Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Green hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Green in this ARTICLE 4, Green does not make and has not made any representation to Veritex or any of Veritex’s Affiliates or Representatives with respect to any oral or written information presented to Veritex or any of Veritex’s Affiliates or Representatives in the course of their due diligence investigation of Green (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Veritex acknowledges and agrees that Green has not made and is not making any express or implied representation or warranty other than those contained in this ARTICLE 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF VERITEX AND MERGER SUB
Except as Previously Disclosed, Veritex and Merger Sub hereby represent and warrant to Green as follows:
5.1.    Organization, Standing, and Power.
(a)    Status of Veritex and Merger Sub. Each of Veritex and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas, has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Each of Veritex and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex. Veritex is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of formation of Veritex and the bylaws of Veritex, and the certificate of formation of Merger Sub and the bylaws of Merger Sub, each as in effect as of the date of this Agreement, have been made available to Green.
(b)    Status of Veritex Bank. Veritex Bank is a wholly owned Subsidiary of Veritex, is duly organized, validly existing and in good standing under the Laws of the State of Texas, is authorized under the Laws of the State of Texas to engage in its business and has the requisite power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. Veritex Bank is authorized by the Texas Department of Banking and the FDIC to engage in the business of banking as a commercial bank. Veritex Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex. True, complete and correct copies of the certificate of formation and bylaws of Veritex Bank, each as in effect as of the date of this Agreement, have been made available to Green.
5.2.    Authority of Veritex and Merger Sub; No Breach By Agreement.
(a)    Authority. Each of Veritex and Merger Sub has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger Transactions, perform this Agreement, and with respect to the Merger, upon the approval of the issuance of Veritex Common Stock pursuant to this Agreement by a majority of the votes cast by holders of shares of Veritex Common Stock at the Veritex Meeting to approve the Veritex Share Issuance as contemplated by Section 7.1 (the “Veritex Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger Transactions, have been duly and validly authorized by the board of directors of Veritex and approved by all necessary corporate action in respect thereof on the part of Veritex, Veritex Bank and Merger Sub (including, approval by, and a determination by all of the members of the boards of directors of Veritex and Veritex Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Veritex’s and Veritex Bank’s shareholders and directing the submission of the Veritex Share Issuance proposal to a vote at a meeting of shareholders, and approval by, and a determination by all of the members of the board of directors of Merger Sub that this Agreement is advisable and in the best interests of Merger Sub’s shareholders, and approval, by Veritex as

Merger Sub’s sole shareholder, of this Agreement at a duly held meeting or by unanimous written consent), subject to the receipt of the Veritex Shareholder Approval. Subject to the receipt of the Veritex Shareholder Approval, and assuming the due authorization, execution and delivery by Green, this Agreement represents a legal, valid, and binding obligation of Veritex and Merger Sub, enforceable against Veritex and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)    No Conflicts. Subject to the receipt of the Veritex Shareholder Approval, neither the execution and delivery of this Agreement by Veritex and Merger Sub, nor the consummation by Veritex and Merger Sub of the transactions contemplated hereby, nor compliance by Veritex and Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Veritex’s certificate of formation, bylaws or other governing instruments, Merger Sub’s certificate of formation, bylaws or other governing instruments, or the certificate of formation, articles of association, bylaws or other governing instruments of any Veritex Entity or any resolution adopted by the board of directors or the shareholders of any Veritex Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Veritex Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any Veritex Entity under any of the terms, conditions or provisions of any Contract or Permit of any Veritex Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex.
(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the TBOC, the Texas Finance Code, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any applicable Regulatory Authority is necessary for the consummation by Veritex, Merger Sub or Veritex Bank, as applicable, of the Merger Transactions and other transactions contemplated in this Agreement. As of the date hereof, Veritex does not have any Knowledge of any event that would reasonably be expected to prevent or materially delay receipt of any Requisite Regulatory Approvals.
5.3.    Capitalization of Veritex.
(a)    Ownership. The authorized capital stock of Veritex consists of (i) 75,000,000 shares of Veritex Common Stock, $0.01 par value per share and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on July 23, 2018, (i) 23,955,396 shares of Veritex Common Stock (excluding treasury shares and Veritex Restricted Stock Awards) were issued and outstanding, (ii) 10,000 shares of Veritex Common Stock were held by Veritex in its treasury, (iii) no shares of Veritex Common Stock were issued and outstanding in respect of Veritex Restricted Stock Awards, (iv) 226,228 shares of Veritex Common Stock were reserved for issuance upon the vesting of outstanding Veritex RSU Awards (assuming satisfaction of performance vesting conditions at maximum levels), (v) 419,465 shares of Veritex Common Stock were reserved for issuance upon the exercise of outstanding Veritex Stock Options, (vi) 9,771 shares of Veritex Common Stock reserved for issuance pursuant to the Veritex Community Bank Employee Stock Ownership Plan (the “Veritex ESOP”), (vii) 25,000 shares of Veritex Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase shares of Veritex Common Stock and (viii) no shares of Veritex preferred stock were issued and outstanding or held by Veritex in its treasury.
(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Veritex and Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Veritex has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Veritex.
(c)    Outstanding Equity Rights. Other than Veritex Stock Options and Veritex RSU Awards, in each case, outstanding as of the date of this Agreement and set forth in Sections 5.3(a)(v) and (iv), there are no (i) existing Equity Rights with respect to the securities of Veritex, Merger Sub or Veritex Bank as of the date hereof, (ii) Contracts under which Veritex, Merger Sub or Veritex Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Veritex, except as permitted under Section 6.3 or (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Veritex, Merger Sub or Veritex Bank is a party or of which Veritex has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Veritex. As of the date hereof, there are no stock appreciation, phantom stock, profit participation or other similar rights with respect to the common stock of Veritex, Merger Sub or Veritex Bank.
(d)    Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Veritex or Merger Sub may vote are issued or outstanding. There are no Contracts pursuant to which Veritex or any Veritex Subsidiaries is or could be required to register shares of Veritex’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Veritex Entity. No Veritex Subsidiary owns any capital stock of Veritex.
5.4.    Veritex Subsidiaries.
All of the issued and outstanding shares of capital stock of each Veritex Subsidiary are duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding shares of capital stock of any Veritex Subsidiary have been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Veritex Bank and each other Veritex Subsidiary. The deposits in Veritex Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Veritex, threatened. The certificate of formation, articles of incorporation or association, bylaws, or other governing documents of each Veritex Subsidiary comply with applicable Law in all material respects.
5.5.    Regulatory Reports.
(a)    Veritex’s Reports. Since January 1, 2015, Veritex has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any applicable Regulatory Authority, including any and all federal and state banking Laws, and such reports (at the time filed) were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Veritex is in material compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)    Veritex SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Veritex Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2015 (the “Veritex SEC Reports”) is publicly available. No such Veritex SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Veritex SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Veritex has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no material outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Veritex SEC Reports.
(c)    Veritex Bank’s Reports. Veritex Bank has duly filed with the Federal Reserve and the Texas Department of Banking and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions and statements required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, (i) there is no material unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Veritex Entity and (ii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority and any Veritex Entity with respect to the business, operations, policies or procedures of any Veritex Entity since January 1, 2015, in each case, which would be material to the Veritex Entities.
5.6.    Financial Matters.
(a)    Financial Statements. The Veritex Financial Statements (after giving effect to any amendments or corrections filed after such Financial Statements were originally filed but prior to the date hereof) included or incorporated by reference in the Veritex SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the books and records of the Veritex Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Veritex Entities as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of the Veritex Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated financial statements of Veritex to be prepared after the date of this Agreement and prior to the Closing will be true, accurate and complete in all material respects and will fairly present in all material respects the consolidated financial condition of Veritex as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Veritex for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)    Call Reports. The financial statements contained in the Call Reports of Veritex Bank for the periods ended March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Veritex Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Veritex Bank to be prepared after the date of this Agreement and prior to the Closing will be true, accurate and complete in all material respects and will fairly present in all material respects the financial condition of Veritex Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Veritex Bank for the respective periods set forth therein, subject to year-end adjustments.
(c)    Systems and Processes. Since January 1, 2015, neither Veritex nor Veritex Bank nor, to Veritex’s Knowledge, any employee, auditor, accountant or representative of any Veritex Entity has received any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Veritex Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Veritex Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Veritex Entity has engaged in questionable accounting or auditing practices. Since January 1, 2015, no attorney representing any Veritex Entity, whether or not employed by a Veritex Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Veritex or any of its officers, directors or employees to the board of directors of Veritex or any committee thereof or to any director or officer of Veritex (in their capacity as such). To Veritex’s Knowledge, there has been no instance of fraud by any Veritex Entity, whether or not material, that occurred during any period covered by Veritex.
(d)    Records. The records, systems, controls, data and information of the Veritex Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Veritex Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex. Veritex (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Veritex Financial Statements and to ensure that information relating to the Veritex Entities is made known to the chief executive officer and chief financial officer by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Veritex, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Veritex are being made only in accordance with authorizations of management and directors of Veritex and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Veritex’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Veritex’s outside auditors and the audit committee of the board of directors of Veritex (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Veritex’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Veritex’s internal controls over financial reporting. To the Knowledge of Veritex, there is no reason to believe that Veritex’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.
(e)    Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Veritex Financial Statements included in the Veritex SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Veritex and the Veritex Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Veritex or Veritex Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
5.7.    Books and Records.
Since January 1, 2015, the Books and Records have been and are being maintained in the Ordinary Course in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Veritex and Veritex Bank.
5.8.    Absence of Undisclosed Liabilities.
No Veritex Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2017, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Veritex as of March 31, 2018 included in the Veritex Financial Statements at and for the period ending March 31, 2018.
5.9.    Absence of Certain Changes or Events.
(a)    Since December 31, 2017, there has not been a Material Adverse Effect on Veritex.
(b)    Since December 31, 2017, except with respect to the transactions contemplated hereby, (i) the Veritex Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Veritex Entity whether or not covered by insurance, (iii) Veritex has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of Veritex’s capital stock or other equity interests; (iv) there has not been any change in any Veritex Entity’s material Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any Veritex Entity to any officer or key employee thereof or any amendment of any of the Veritex Benefit Plans other than increases or amendments in the Ordinary Course.
5.10.    Tax Matters.
(a)    All Veritex Entities have timely filed or caused to be filed (giving effect to all applicable extensions) with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. None of the Veritex Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material

Taxes of the Veritex Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid to the relevant Regulatory Authority. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Veritex Entities. No material claim has been made in the last six years in writing by an authority in a jurisdiction where any Veritex Entity does not file a Tax Return that such Veritex Entity may be subject to Taxes by that jurisdiction.
(b)    None of the Veritex Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations or other proceedings regarding any material Taxes of any Veritex Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established on the Assets of any Veritex Entity. None of the Veritex Entities has waived any statute of limitations in respect of any Taxes.
(c)    Each Veritex Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate Regulatory Authority.
(d)    The unpaid Taxes of each Veritex Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Veritex Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Veritex Entities in filing their Tax Returns.
(e)    None of the Veritex Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Veritex Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Veritex Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Veritex) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502 6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Veritex is parent), or as a transferee or successor, by contract or otherwise.
(f)    During the two-year period ending on the date hereof, none of the Veritex Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. Veritex was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.
(g)    No Tax authority has required any of the Veritex Entities to include after the Effective Time any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time. None of the Veritex Entities have participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4.
(h)    No Veritex Entity owns any Green Common Stock.
5.11.    Assets.
Each Veritex Entity has good and marketable title to those Assets reflected in the most recent Veritex Financial Statements as being owned by such Veritex Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except Permitted Liens. Veritex is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Veritex Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Veritex, the lessor.

5.12.    Intellectual Property; Privacy.
(a)    Each Veritex Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property used or held for use to carry on the business of such Veritex Entity as it is currently conducted. To the extent a Veritex Entity engages in the sale or licensing to a third party of any Intellectual Property in connection with its business operations, such Veritex Entity is the owner of or has a license, with the right to sublicense, such Intellectual Property as such Intellectual Property is sold or licensed in the conduct of its business. No Veritex Entity is in Default under any material Contract pursuant to which it licenses Intellectual Property. Since January 1, 2015, no proceedings have been instituted, or are pending or to the Knowledge of Veritex threatened, which challenge the rights of any Veritex Entity with respect to Intellectual Property used, sold or licensed by such Veritex Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property owned or purported to be owned by a Veritex Entity. To the Knowledge of Veritex, the conduct of the business of each Veritex Entity, including any Veritex Entity’s use of any Intellectual Property used or held for use by such Veritex Entity does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person. Since January 1, 2015, no Veritex Entity has received any written notice from any Person (i) alleging that any Veritex Entity has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of such Person or (ii) challenging the scope, validity, enforceability, registrability, use or ownership of any Intellectual Property owned or purported to be owned by any Veritex Entity.
(b)    To the Knowledge of Veritex, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned, used, or held for use by any Veritex Entity in the conduct of the respective businesses of the Veritex Entities as currently conducted, and no such claims have been asserted or threatened against any Person by any Veritex Entity since January 1, 2015.
(c)    Veritex takes reasonable measures to protect the confidentiality of trade secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Knowledge of Veritex, there has not been any disclosure of or access to any trade secret of any Veritex Entity (including any such information of any other Person disclosed in confidence to such Veritex Entity) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.
(d)    (i) The computer, information technology and data processing systems, facilities and services used by the Veritex Entities, including all Systems, are reasonably sufficient for the conduct of the respective businesses of the Veritex Entities as currently conducted and (ii) the Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Veritex Entities as currently conducted. To Veritex’s Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by any Veritex Entity since January 1, 2015. The Veritex Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards (A) to protect the Systems from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (B) that are designed to reasonably mitigate the risks of cybersecurity breaches and attacks. Each Veritex Entity has implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Veritex Entities in all material respects.
(e)     Each Veritex Entity has (i) complied in all material respects with (A) all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and (B) all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Veritex’s Knowledge, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Veritex Entity or any other Person since January 1, 2015.
5.13.    Environmental Matters.
(a)    Each Veritex Entity, its Participation Facilities, and its Operating Properties are, and have been since January 1, 2015, in compliance, in all material respects, with all applicable Environmental Laws.
(b)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex, since January 1, 2015, no Litigation is or has been pending or, to the Knowledge of Veritex, threatened before any court, governmental agency, or authority or other forum in which any Veritex Entity or any of its Operating Properties or Participation Facilities (or Veritex in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Veritex Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Veritex, is there any reasonable basis for any Litigation of a type described in this sentence. Since January 1, 2015, no Veritex Entity is or has been subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex.
5.14.    Compliance with Laws and Permits.
(a)    Each Veritex Entity has, and since January 1, 2015, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where the failure to have in effect any such Permit has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex. Since January 1, 2015, there has occurred no material Default under any such Permit and to the Knowledge of Veritex no suspension or cancellation of any such Permit is threatened. None of the Veritex Entities:
(i)    is in material Default under any of the provisions of its certificate of formation, articles of incorporation or association or bylaws (or other governing instruments);

(ii)    is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or
(iii)    since January 1, 2015, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Veritex Entity is not in compliance with any Laws or Orders or engaging in an unsafe or unsound activity.
(b)    Each Veritex Entity is in material compliance with all applicable Laws, regulatory capital requirements, or Orders to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the National Bank Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the OCC, the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable regulations under the foregoing. Veritex and Veritex Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations).
(c)    Veritex Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 5.14.
(d)    Since January 1, 2015, each Veritex Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Veritex Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex. Since January 1, 2015, no Veritex Entity nor, to Veritex’s Knowledge, any director, officer, or employee of any Veritex Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex.
5.15.    Community Reinvestment Act Performance.

Veritex Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed examination, and Veritex has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Veritex Bank having its current rating lowered such that it is no longer “satisfactory” or better.
5.16.    Employee Benefit Plans.
(a)    A complete and accurate list of each material Veritex Benefit Plan, as of the date hereof, is set forth in Section 5.16(a) of Veritex’s Disclosure Memorandum. No Veritex Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. With respect to each material Veritex Benefit Plan, Veritex has made available to Green, or will make available to Green within 30 days of the date of this Agreement (and in all events, prior to Closing), to the extent not previously provided, a true and complete copy of the plan document (including all amendments thereto), or if such plan is not in writing, a written description of such Veritex Benefit Plan.
(b)    Each Veritex Benefit Plan is and has been maintained in all material respects in compliance with the terms of such Veritex Benefit Plan and in all material respects in compliance with the applicable requirements of the Internal Revenue Code, ERISA and any other applicable Laws. Each Veritex Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Veritex Benefit Plan and on which such Veritex Benefit Plan is entitled to rely. No event has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Veritex Benefit Plan.
(c)    There are no pending or, to the Knowledge of Veritex, threatened claims or disputes under the terms of, or in connection with, the Veritex Benefit Plans (other than routine claims for benefits) and no action, proceeding, prosecution, inquiry or hearing has been commenced with respect to any Veritex Benefit Plan.
(d)    No Veritex Entity has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) for which there is not an exemption with respect to any Veritex Benefit Plan, and in any case, no prohibited transaction has occurred with respect to any Veritex Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Veritex Entity. No Veritex Entity has breached its fiduciary duty with respect to a Veritex Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Veritex Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Veritex Entity. To Veritex’s Knowledge, no other “fiduciary,” within the meaning of Section 3(21) of ERISA, has breached his, her or its fiduciary duty with respect to a Veritex Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Veritex Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Veritex Entity. All Veritex Stock Options, and any other stock options granted by a Veritex Entity and outstanding at any time within the last six years, were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each such stock option has at all times been in compliance with or exempt from Section 409A of the Internal Revenue Code.

(e)    Neither Veritex nor any Veritex ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any material liability with respect to, or would reasonably be expected to have any such obligation to contribute to or material liability with respect to: (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Internal Revenue Code); or (iii) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code). Neither Veritex nor any Veritex ERISA Affiliate currently provides any health benefits that are not fully insured by a third party insurance company.
(f)    Each Veritex Benefit Plan or other arrangement of a Veritex Entity that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written, executed and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder.
(g)    Each Veritex Benefit Plan that is a group health plan is in compliance in all material respects with applicable requirements of the Affordable Care Act, as defined in Treasury Regulation Section 54.4980H-1(a)(3). No Veritex Entity has or could reasonably be expected to have any material liability for Taxes under Chapter 43 of the Internal Revenue Code. No Veritex Entity has any Liability or obligation to provide health, medical or life insurance benefits to any current or former employee, officer, or director or other service provider (or any dependent or beneficiary thereof) of any Veritex Entity after his or her termination of employment or service with the Veritex Entities, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.
(h)    No Veritex Benefit Plan is subject to Title VI of ERISA or Section 412 of the Internal Revenue Code.
(i)    All contributions required to be made to any Veritex Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Veritex Benefit Plan, for any period through the date hereof, have been timely made or paid in full.
(j)    Except as set forth on Section 5.16(j) of Veritex’s Disclosure Memorandum, to be completed within thirty (30) days following the date of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will entitle any employee, officer, director or other service provider of any Veritex Entity to any transaction bonus, change in control payment or other similar payment, or accelerate the time of payment or vesting of any such payment that would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code). No Veritex Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Internal Revenue Code.
(k)    There are no loans outstanding between the Veritex ESOP and any other Person, other than participant loans in accordance with the participant loan policies of the Veritex ESOP. The Veritex ESOP has at all times been primarily invested in “employer securities” as defined in Section 409(l) of the Internal Revenue Code, and has never acquired or held any employer security that was not a “qualifying employer security” as defined in Section 407(d)(5) of ERISA.
5.17.    Material Contracts.
None of the Veritex Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10)

of Regulation S-K of the SEC) required to have been filed as an exhibit to one of the Veritex SEC Reports and that has not yet been filed, (b) that prohibits or materially restricts any Veritex Entity (or, following consummation of the transactions contemplated by this Agreement, the Surviving Corporation) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (c) that limits the payment of dividends by any Veritex Entity, (d) pursuant to which any Veritex Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (e) between any Veritex Entity, on the one hand, and (i) any officer or director of any Veritex Entity, or (ii) to the Knowledge of Veritex, any (x) record or beneficial owner of five percent or more of the voting securities of Veritex, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Veritex, on the other hand, in each case, except the Veritex Benefit Plans or other Contracts of a type available to employees of Veritex generally, (f) that provides for ongoing indemnification obligations by any Veritex Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (g) with or to a labor union or guild (including any collective bargaining agreement), (h) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Veritex Entity, (i) between Veritex and any other Veritex Entities, (j) that relates to the incurrence of indebtedness by Veritex or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the Ordinary Course) in the principal amount of $2,000,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (k) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts that are terminable by a Veritex Entity on 60 days or less notice without any required payment or other conditions, other than the condition of notice), (l) any partnership or joint venture Contract, (m) that involves aggregate payments or receipts by or to Veritex or any of its Subsidiaries in excess of $250,000 in any 12-month period, other than those terminable on 60 days or less notice without payment by Veritex or any Subsidiary of Veritex of any material penalty or (n) any other Contract or amendment thereto that is material to any Veritex Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 5.17, whether or not set forth in Veritex’s Disclosure Memorandum, are referred to herein as the “Veritex Contracts”. With respect to each Veritex Contract: (i) the Contract is legal, valid and binding on a Veritex Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Veritex Entity is in Default thereunder; (iii) no Veritex Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Veritex, in Default or has repudiated or waived any provision thereunder, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex. All of the Veritex Contracts have been Previously Disclosed. All of the indebtedness of any Veritex Entity for money borrowed is prepayable at any time by such Veritex Entity without penalty or premium.
5.18.    Agreements with Regulatory Authorities.
No Veritex Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Veritex’s Disclosure Memorandum, a “Veritex Regulatory Agreement”), nor has any Veritex Entity been advised in writing or, to Veritex’s Knowledge, orally, since January 1, 2015, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such Veritex Regulatory Agreement.
5.19.    Derivative Instruments and Transactions.
All Derivative Transactions whether entered into for the account of any Veritex Entity or for the account of a customer of any Veritex Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Veritex Entity party thereto and, to the Knowledge of Veritex, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Veritex Entities and, to the Knowledge of Veritex, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Veritex, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Veritex Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Veritex Entities in accordance with GAAP.
5.20.    Legal Proceedings.
(a)    There is no Litigation instituted or pending, or, to the Knowledge of Veritex, threatened against any Veritex Entity, or against any current or former director, officer or employee of a Veritex Entity in their capacities as such or Employee Benefit Plan of any Veritex Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Veritex Entity, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex. Section 5.20(a) of Veritex’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Veritex Entity is a party. Section 5.20(a) of Veritex’s Disclosure Memorandum sets forth a list of all Orders to which any Veritex Entity is subject.
(b)    There is no Order imposed upon any Veritex Entity or the Assets of any Veritex Entity (or that, upon consummation of the Merger Transactions, would apply to any Veritex Entity) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Veritex Entity.
5.21.    Statements True and Correct.
(a)    None of the information supplied or to be supplied by any Veritex Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Veritex with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Veritex Entities and other portions within the reasonable control of Veritex Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)    None of the information supplied or to be supplied by any Veritex Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Veritex Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of Veritex, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Veritex Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Veritex Meeting.
5.22.    State Takeover Statutes and Takeover Provisions.
Veritex has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statutes. No Veritex Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Green entitled to vote in the election of Green’s directors.
5.23.    Opinion of Financial Advisor.
Veritex’s board of directors has received an opinion from Keefe, Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date, to the effect that, as of the date of such opinion and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Veritex. Such opinion has not been amended or rescinded as of the date of this Agreement.
5.24.    Tax and Regulatory Matters.
No Veritex Entity has taken or agreed to take any action, and Veritex does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to prevent the Holdco Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. No Veritex Entity or, to the Knowledge of Veritex, any Affiliate thereof has taken or agreed to take any action, and Veritex does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to materially impede or delay receipt of any of the Requisite Regulatory Approvals.
5.25.    Loan Matters.
(a)    No Veritex Entity is a party to any Loan in which any Veritex Entity is a creditor that as of March 31, 2018, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2018, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 5.25(a) of Veritex’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Veritex Entities that, as of March 31, 2018 had an outstanding balance of $250,000 or more and were classified by Veritex as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Veritex Entity and are valid and enforceable in all material respects.
(c)    Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Veritex’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards (if any) of the applicable investors) and with all applicable requirements of Laws.
(d)    None of the Contracts pursuant to which any Veritex Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)    (i) Section 5.25(e) of Veritex’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Veritex to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of any Veritex Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(f)    No Veritex Entity is now nor has it been since January 1, 2015 subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
5.26.    Allowance for Loan and Lease Losses.
The ALLL reflected in the Veritex Financial Statements was, as of the date of each of the Veritex Financial Statements, in the reasonable opinion of management of Veritex, (a) in compliance with Veritex’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP and (b) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates.
5.27.    Brokers and Finders.
Except for Stephens Inc. and Keefe, Bruyette & Woods, Inc., neither Veritex nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees that would be borne by any Veritex Entity prior to the Closing or the Surviving Corporation following the Merger Transactions in connection with this Agreement or the transactions contemplated hereby.

5.28.    Transactions with Affiliates.
There are no Contracts, plans, arrangements or other transactions between any Veritex Entity, on the one hand, and (a) any officer or director of any Veritex Entity, (b) to Veritex’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Veritex or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Veritex, on the other hand, in each case, except those of a type available to employees of Veritex generally and the Veritex Benefit Plans.
5.29.    No Other Representations and Warranties
(a)    Except for the representations and warranties in this ARTICLE 5, Veritex and Merger Sub do not make any express or implied representation or warranty with respect to the Veritex Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Veritex hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Veritex and Merger Sub in this ARTICLE 5, Veritex does not make and has not made any representation to Green or any of Green’s Affiliates or Representatives with respect to any oral or written information presented to Green or any of Green’s Affiliates or Representatives in the course of their due diligence investigation of Veritex (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Green acknowledges and agrees that Veritex has not made and is not making any express or implied representation or warranty other than those contained in this ARTICLE 5.
ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1.    Affirmative Covenants.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms herein, unless (x) in the case of Veritex, the prior written consent of Green shall have been obtained (such consent not to be unreasonably withheld, delayed or conditioned) or (y) in the case of Green, the prior written consent of Veritex shall have been obtained (such consent not to be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement, as required by Law or as set forth in Section 6.1 of each Party’s respective Disclosure Memorandum, each Party shall, and shall cause each of its Subsidiaries to, (a) operate its business in the Ordinary Course, (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, (c) take no action that is intended to or which would reasonably be expected to materially impede or materially delay (i) the receipt of any approval of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) performance of its covenants and agreements in this Agreement, and (d) use its reasonable best efforts to maintain the validity and effectiveness of the Key Individuals Agreements.
6.2.    Negative Covenants of Green.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms herein, unless the prior written consent of Veritex shall have been obtained (such consent not to be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated herein, as required by Law or as set forth in Section 6.2 of Green’s Disclosure Memorandum, Green covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a)    amend the certificate of formation, articles of incorporation or association, bylaws or other governing instruments of any Green Entity;
(b)    incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course) (it being understood and agreed that incurrence of indebtedness in the Ordinary Course shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);
(c)    (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Green Entity (except for the acceptance of shares of Green Common Stock as payment for the exercise of Green Stock Options or for withholding taxes incurred in connection with the exercise of Green Stock Options or the vesting or settlement of Green RSU Awards and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Green’s capital stock or other equity interests (except with respect to (x) regular quarterly cash dividends by Green at a rate not in excess of $0.10 per share of Green Common Stock, (y) dividends paid by any of the Green Subsidiaries to Green or to any of its wholly owned subsidiaries or (z) the acceptance of shares of Green Common Stock as payment for the exercise of Green Stock Options or for withholding taxes incurred in connection with the exercise of Green Stock Options or the vesting or settlement of Green RSU Awards and dividend equivalents thereon, solely in the case of (z), in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof);
(d)    issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Green Common Stock or any other capital stock of any Green Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, in each case other than (i) pursuant to the settlement of equity-based awards granted under the Green Equity Plans prior to the date of this Agreement or (ii) any grants in the Ordinary Course to Green employees in connection with customary annual reviews and promotions or the hiring of new employees and subject to the limitation on annual salaries and wages set forth in Section 6.2(g)(i); provided that, not later than ten days following the end of each calendar month, Green shall provide Veritex a written notice setting forth the shares of (A) Green Common Stock (w) issued and outstanding, (x) held by Green in its treasury, (y) reserved for issuance upon the vesting of outstanding Green RSU Awards (assuming satisfaction of performance vesting conditions at maximum levels) and (z) reserved for issuance upon the exercise of outstanding Green Stock Options, and (B) shares of Green preferred stock issued and outstanding or held by Green in its treasury, in each case as of the end of the calendar month immediately preceding the date of such notice;
(e)    directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Green Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Green Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Green Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Green Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities, in the case of subclause (ii), other than in the Ordinary Course; provided, that prior approval is not required for transactions with respect to any real estate valued at less than $1,000,000 so long as the sale or transfer price is at least 90% of the carrying value for such real estate on Green’s financial statements as of March 31, 2018; provided, further, that if Green or any of its Subsidiaries shall request in writing the prior approval of Veritex to sell, transfer or dispose of any “Other Real Estate Owned” of Green, and Veritex shall not have disapproved such request in writing within three Business Days of receipt of such request, then such request shall be deemed to be approved by Veritex;
(f)     (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of Green, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Green Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
(g)    (i) grant any increase in compensation or benefits to the employees or officers of any Green Entity, except for increases for employees (other than directors or executive officers of Green) in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Green Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Green Benefit Plan without the exercise of any upward discretion; (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees or similar agreement or arrangement with employees or officers of any Green Entity; (iv) fund any rabbi trust or similar arrangement; (v) terminate the employment or services of any officer or any key employee who has annual base salary greater than $100,000, other than for cause; or (vi) hire any officer or employee (who is a natural person) who has annual base salary greater than $100,000;
(h)    enter into, renew or amend any employment or independent contractor Contract requiring payments in any 12-month period greater than $100,000, or enter into any collective-bargaining agreements;
(i)    except as required by the terms of any Green Benefit Plan as in effect on the date of this Agreement, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Green Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, amend in any material respect any existing Green Benefit Plan, or terminate or withdraw from any existing Green Benefit Plan; (ii) make any distributions from such Green Benefit Plans; or (iii) fund or in any other way secure the payment of compensation or benefits under any Green Benefit Plan;
(j)    other than commencement or settlement of foreclosure or debt collection actions in the Ordinary Course or as permitted by Section 7.11, commence any Litigation, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation involving any Liability of any Green Entity for money damages in excess of $500,000 or that would impose any material restriction on the operations, business or Assets of any Green Entity or the Surviving Corporation;
(k)    (i) enter into, renew, extend, modify, amend in a manner adverse to any Green Entity or terminate any Green Contract or any Contract which would be a Green Contract if it were in existence on the date hereof, other than renewals of Contracts in the Ordinary Course and leases without material adverse changes of terms, (ii) make any material amendment or modification to any Contract described in clause (i), other than in the Ordinary Course, or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);
(l)    (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority (or, solely in the case of policies and practices with respect to buying or selling rights to service Loans, in the Ordinary Course);
(m)    make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;
(n)    materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios;
(o)    other than as required by GAAP (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), make, change or revoke any material Tax election, change any material method of Tax or accounting principles, practices or methods or systems of internal accounting controls, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax Liability of any Green Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
(p)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Holdco Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
(q)    make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Green), except (i) new Loans not in excess of $10,000,000 or (ii) existing Loans or commitments for Loans not in excess of $10,000,000; provided, that, if Green shall request in writing the prior approval of Veritex in accordance with this Section 6.2(q) and Veritex shall not have disapproved such request within two Business Days from the date on which Veritex received such request and all information which would be necessary for Green to make a determination in the Ordinary Course to underwrite the Loan requested by Green, then such request shall be deemed to be approved by Veritex; provided, further, that, if Veritex provides approval in accordance with this Section 6.2(q) with respect to such Loan, no further approval from Veritex shall be required with respect to such Loan unless the terms of such Loan are materially altered or modified;
(r)    take any action that would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement;
(s)    notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or
(t)    agree to take, make any binding commitment to take, or adopt any resolutions of Green’s board of directors in support of, any of the actions prohibited by this Section 6.2.
6.3.    Negative Covenants of Veritex.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms herein, unless the prior written consent of Green shall have been obtained (such consent not to be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated herein, as required by Law or as set forth in Section 6.3 of Veritex’s Disclosure Memorandum, Veritex covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a)    amend the certificate of formation, articles of incorporation or association, bylaws or other governing instruments of Veritex or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) of Veritex in a manner that would reasonably be expected to adversely affect Green or the holders of Green Common Stock relative to holders of Veritex Common Stock;
(b)     incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course) (it being understood and agreed that incurrence of indebtedness in the Ordinary Course shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);
(c)    (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Veritex Entity (except for the acceptance of shares of Veritex Common Stock as payment for the exercise of Veritex Stock Options or for withholding taxes incurred in connection with the exercise of Veritex Stock Options or the vesting or settlement of Veritex RSU Awards and dividend equivalents thereon, in each case in the Ordinary Course or in connection with the consummation of the Merger Transactions and in accordance with the terms of the applicable award agreements in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Veritex’s capital stock or other equity interests (except with respect to (A) dividends paid by any of the Veritex Subsidiaries to Veritex or to any of its wholly owned subsidiaries or (B) the acceptance of shares of Veritex Common Stock as payment for the exercise of Veritex Stock Options or for withholding taxes incurred in connection with the exercise of Veritex Stock Options or the vesting or settlement of Veritex RSU Awards and dividend equivalents thereon, solely in the case of (B), in the Ordinary Course or in connection with the consummation of the Merger Transactions and in accordance with the terms of the applicable award agreements in effect on the date hereof);

(d)    issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Veritex Common Stock or any other capital stock of any Veritex Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, in each case other than (i) pursuant to the settlement of equity-based awards granted under the Veritex Equity Plans prior to the date of this Agreement or (ii) any grants in the Ordinary Course to Veritex employees in connection with customary annual reviews and promotions or the hiring of new employees;
(e)    directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Veritex Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Veritex Common Stock;
(f)    other than as required by GAAP (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), make, change or revoke any material Tax election, change any material method of Tax or accounting principles, practices or methods or systems of internal accounting controls, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax Liability of any Veritex Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
(g)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Holdco Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
(h)    take any action that would reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement;
(i)    enter into a definitive agreement related to or consummate a Veritex Material Acquisition;
(j)    notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or
(k)    agree to take, make any binding commitment to take, or adopt any resolutions of Veritex’s board of directors in support of, any of the actions prohibited by this Section 6.3.
ARTICLE 7
ADDITIONAL AGREEMENTS
7.1.    Registration Statement; Joint Proxy/Prospectus; Shareholder Approval.
(a)    Veritex and Green shall promptly prepare and file with the SEC (no later than 40 days after the date of this Agreement) the Joint Proxy/Prospectus and Veritex shall prepare and file with the SEC the Registration Statement (including the joint proxy statement and prospectus (the “Joint Proxy/Prospectus”)) as promptly as reasonably practicable after the date of this Agreement, subject to the immediately following sentence. Veritex and Green agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy/Prospectus. Each of Veritex and Green agrees to (i) use its respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, (ii) keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement and (iii) promptly thereafter mail or deliver the Joint Proxy/Prospectus to its respective shareholders. Veritex also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Green shall, to the extent permitted by applicable Law, furnish all information concerning Green and the holders of Green Common Stock as may be reasonably requested in connection with any such action.
(b)    Each of Green and Veritex shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Green Meeting” and the “Veritex Meeting” respectively), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Green Shareholder Approval and the Veritex Shareholder Approval and the approval of such other matters of the type customarily brought before an annual or special meeting of shareholders. Green and Veritex shall use their respective reasonable best efforts to cooperate to hold the Green Meeting and the Veritex Meeting on the same day and at the same time and to set the same record date for each such meeting.
(c)    Subject to Section 7.2, the board of directors of each of Green and Veritex shall (i) recommend to its respective shareholders the approval of (A) this Agreement and the transactions contemplated hereby, in the case of Green (the “Green Recommendation”), and (B) the Veritex Share Issuance, in the case of Veritex (the “Veritex Recommendation”), (ii) include such Green Recommendation and Veritex Recommendation in the Joint Proxy/Prospectus, and (iii) use its respective reasonable best efforts to obtain (x) in the case of Green, the Green Shareholder Approval, and (y) in the case of Veritex, the Veritex Shareholder Approval.
(d)    Subject to Section 7.2(d), neither the board of directors of Green nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Veritex, the Green Recommendation or take any action, or make any public statement, filing or release inconsistent with the Green Recommendation, or submit this Agreement to the Green’s shareholders without recommendation (any of the foregoing being a “Change in the Green Recommendation”).
(e)    Neither the board of directors of Veritex nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Green, the Veritex Recommendation or take any action, or make any public statement, filing or release inconsistent with the Veritex Recommendation, or submit the Veritex Share Issuance to the Veritex’s shareholders without recommendation.
(f)     Green or Veritex, as applicable, shall adjourn or postpone its respective shareholders’ meeting if, as of the time for which such meeting is scheduled there are insufficient shares of Green Common Stock or Veritex Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Green or Veritex shall also adjourn or postpone its respective shareholders’ meeting if, as of the time for which such meeting is scheduled, Green or Veritex, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the Green Shareholder Approval or the Veritex Shareholder Approval, respectively. Notwithstanding anything to the contrary herein, each of the Veritex Meeting and Green Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Veritex and Green at the Veritex Meeting and Green Meeting, respectively, for the purpose of voting on the approval of this Agreement and the Veritex

Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Veritex or Green of such obligation.
7.2.    Acquisition Proposals.
(a)    Subject to Sections 7.2(b) and 7.2(d), no Green Entity shall, and they shall cause their Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Green shall constitute a breach of this Section 7.2 by Green. Subject to Sections 7.2(b) and 7.2(d), in addition to the foregoing, Green shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
(b)    Notwithstanding anything to the contrary in Section 7.2(a), if Green or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to the Green Shareholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), the Green Entities and their Representatives may, prior to (but not after) the Green Shareholder Approval, take the following actions if the board of directors of Green (or any duly and properly authorized committee thereof) has (i) determined, in its good faith judgment (after consultation with Green’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions by the board of directors of Green (or any duly and properly authorized committee thereof) would reasonably likely cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms (with respect to each provision) at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement with respect to Veritex (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Green): (A) furnish information to (but only if Green shall have provided such information to Veritex prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal.
(c)    Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, Green shall advise Veritex in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Green shall as promptly as practicable provide to Veritex (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Green shall provide Veritex as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Veritex informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Green Meeting, the board of directors of Green may make a Change in the Green Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if (A) Green has received a Superior Proposal (after giving effect to the terms of any revised offer by Veritex pursuant to this Section 7.2(d)), and (B) the board of directors of Green has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Green may not take the actions set forth in this Section 7.2(d) unless:
(i)    Green has complied in all material respects with the terms of this Section 7.2 applicable to Green;
(ii)    Green has provided Veritex at least five days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));
(iii)    during such five-day period, Green has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Veritex in good faith (to the extent Veritex desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Veritex; and
(iv)    the board of directors of Green has determined in good faith, after consultation with outside legal counsel, considering the results of the negotiations contemplated in Section 7.2(d)(iii) and giving effect to any proposals, amendments or modifications proposed by Veritex (if any) that such Superior Proposal remains a Superior Proposal and that failure to make a Change in the Green Recommendation would be a violation of the directors’ fiduciary duties under applicable Law and, in which event, the board of directors of Green may communicate the basis for its lack of Green Recommendation to its shareholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.
Any material amendment to any Superior Proposal (including any amendment to the value of, or change to the type of, consideration that would be payable to holders of Green Common Stock in the Superior Proposal), will be deemed to be a new Superior Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).
(e)    Promptly (but in no event more than 24 hours) following receipt of any Veritex Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Veritex Acquisition Proposal, Veritex shall advise Green in writing of the receipt of such Veritex Acquisition Proposal, request or inquiry, and the terms and conditions of such Veritex Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Veritex Acquisition Proposal, request or inquiry), and Veritex shall, as promptly as practicable provide to Green a written summary of the material terms of such Veritex Acquisition Proposal, request or inquiry. Veritex shall provide Green as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Green informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Veritex Acquisition Proposal, request or inquiry.
(f)    Green and the Green Subsidiaries shall, and Green shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Veritex and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.
(g)    Nothing contained in this Agreement shall prevent Green or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of Green; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
7.3.    Exchange Listing.
Veritex shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of Veritex Common Stock to be issued to the holders of Green Common Stock pursuant to the Merger, and Veritex shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.
7.4.    Consents of Regulatory Authorities.
(a)    Veritex and Green shall, and shall cause their respective Subsidiaries to, cooperate with each other and all Regulatory Authorities and use their respective reasonable best efforts to promptly prepare and file all documentation (and, in the case of the regulatory applications to the Federal Reserve, within 30 days after the date of this Agreement or such later time period as a Regulatory Authority may advise), to effect all applications, notices and filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger Transactions), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Regulatory Authorities. Each of Veritex and Green shall use its reasonable best efforts to resolve objections (if any) that may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law or Order or by any applicable Regulatory Authority. Notwithstanding the foregoing, in no event shall any Veritex Entities be required, and the Green Entities shall not be permitted (without Veritex’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving the Veritex Entities or the Green Entities, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of the Surviving Corporation and its Subsidiaries taken as a whole (any such restriction, commitment or condition, a “Burdensome Condition”).
(b)    Each of Veritex and Green shall have the right to review in advance, and to the extent practicable each will consult with (and consider in good faith the comments and input of) the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly advising the other Party upon receiving any communication (whether written or oral) from a Regulatory Authority the Consent of which is required for the consummation of the Merger Transactions and/or the other transactions contemplated by this Agreement, which communication causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed. Each Party shall consult with the other Party in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and its counsel the opportunity to attend and participate in such meetings and conferences.
(c)    Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party and/or Regulatory Authority.
7.5.    Access to Information; Confidentiality and Notification of Certain Matters.
(a)    Green and Veritex shall each promptly advise the other of any fact, change, event or circumstance (i) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied.
(b)    Prior to the Effective Time, each of Green and Veritex shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other Party, access during normal business hours to its books, records, Contracts, properties and personnel and such other information as the other Party may reasonably request and furnish to the other Party promptly all other information concerning its business, properties and personnel as the other Party may reasonably request, provided that such access or requests shall not unreasonably interfere with normal operations of the Party. No investigation by either Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Green nor Veritex nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Green’s or Veritex’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(c)    Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and in pursuit of the transactions contemplates hereby in accordance with the terms of the Confidentiality Agreement, dated May 2, 2018, between Veritex and Green (the “Confidentiality Agreement”).

7.6.    Press Releases.
Green and Veritex shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure (i) required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof, or (ii) substantially similar to communications previously approved pursuant to this Section 7.6. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.
7.7.    Tax Treatment.
(a)    Each of the Parties intends, and undertakes and agrees to, (1) use its reasonable best efforts to cause the Holdco Mergers, taken together, and (2) to take no action which would cause the Holdco Mergers, taken together, not, in each case, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Internal Revenue Code.
(b)    Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Joint Proxy/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Holdco Mergers.
(c)    Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Veritex and Green shall report the Holdco Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.
7.8.    Employee Benefits and Contracts.
(a)    For a period of one year following the Effective Time (or, if earlier, until the date of termination of the applicable Covered Employee following the Effective Time), Veritex shall, or shall cause the Surviving Corporation to, provide to employees who are employed by a Green Entity immediately prior to the Effective Time who continue to be employed by Veritex or the Surviving Corporation immediately following the Effective Time (“Covered Employees”) with employee benefits under Veritex Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Veritex Entities to their similarly situated employees, including severance benefits (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any Veritex Entity to the extent such plan is closed or frozen as of the date hereof. In addition, without limiting the foregoing, Veritex shall pay the amount of any cash bonus or commission that may become payable to the Covered Employees pursuant to the terms of the applicable Green Benefit Plans for fiscal year 2018, to the extent not paid as of Closing, to be paid in accordance with the terms of such applicable

Green Benefit Plan. Until such time as Veritex shall cause the Covered Employees to participate in the applicable Veritex Benefit Plans, the continued participation of the Covered Employees in the Green Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Veritex Benefit Plans may commence at different times with respect to each of Veritex Benefit Plans). For purposes of determining eligibility to participate and vesting under Veritex Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Veritex’s paid time off program, the service of the Covered Employees with a Green Entity prior to the Effective Time shall be treated as service with a Veritex Entity participating in such Veritex Benefit Plans, to the same extent that such service was recognized by the Green Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which Veritex has not previously provided such recognition of service to similarly situated acquired employees in acquisition transactions, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.
(b)    From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) Veritex shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of Veritex or its Subsidiaries in which each such Covered Employee becomes eligible to participate (collectively, the "Veritex Welfare Benefit Plans") (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under an analogous plan of the Green Entities, (ii) provide credit under the applicable Veritex Welfare Benefit Plan for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under an analogous plan of the Green Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan of the Green Entities prior to the Effective Time.
(c)    If requested by Veritex in a writing delivered to Green following the date hereof and no later than ten Business Days prior to the Closing Date, the Green Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date and contingent upon the occurrence of the Closing, any Green Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(a) of the Internal Revenue Code with a cash or deferred feature under Section 401(k) of the Internal Revenue Code (a “401(k) Plan”). Green shall provide Veritex with an advance copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans and give Veritex a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Green shall provide Veritex with the final documentation evidencing that the 401(k) Plans have been terminated. If a 401(k) Plan is terminated, Veritex shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by the Veritex or one of its Subsidiaries (the “Veritex 401(k) Plan”) that will cover Green employees effective within 60 Business Days following the Closing Date. In connection with the termination of the 401(k) Plan, Veritex shall make commercially reasonable efforts, except as would endanger the qualified status of the Veritex 401(k) Plan, to cause the Veritex 401(k) Plan to accept from each terminated 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding participant loans and after-tax and Roth amounts if such contributions types are permitted by the terms of the applicable Veritex plan) of each Green employee who participated in a terminated 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of such 401(k) Plan and the Internal Revenue Code. Veritex and Green shall cooperate in good faith to take commercially reasonable actions needed, except as would endanger the qualified status of the Veritex 401(k) Plan, to permit each Green employee with an outstanding loan balance under terminated 401(k) Plan as of the date such plan is terminated to continue to make scheduled loan payments to such 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the terminated 401(k) Plan to the Veritex 401(k) Plan, as provided in the preceding sentence, such as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.
(d)    Subject to compliance with Section 7.8(a), upon request by Veritex in writing prior to the Closing Date, the Green Entities shall cooperate in good faith with Veritex prior to the Closing Date to amend, freeze, terminate or modify any other Green Benefit Plan to the extent and in the manner determined by Veritex effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Green shall provide Veritex with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give Green a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Green shall provide Veritex with the final documentation evidencing that the actions contemplated herein have been effectuated.
(e)    The parties hereto acknowledge and agree that all provisions contained in this Section 7.8 are included for the sole benefit of the parties hereto and that nothing in this Section 7.8, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Green or any of its Subsidiaries or affiliates, any third-party beneficiary or other rights under or by reason of this Section 7.8. In no event shall the terms of this Section 7.8: (i) establish, amend, or modify any Green Benefit Plan, Veritex Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Veritex, Green or any of their respective Affiliates; (ii) alter or limit the ability of Surviving Corporation, Veritex or any of their Subsidiaries or affiliates to amend, modify or terminate any Green Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant of Green or any of its Subsidiaries or affiliates, any right to employment or continued employment or continued service with Veritex or any Veritex Subsidiaries, the Surviving Corporation or the Green Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Green, Veritex or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Green or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.
7.9.    Indemnification.
(a)    From and after the Effective Time, each of Veritex and the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers or employees of the Green Entities (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such person is or was a director or officer of the Green Entities or, at Green’s request, of another corporation, partnership, limited liability company, joint venture, trust or other enterprise and pertaining to matters, acts or omissions arising, existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable

Law and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is determined in a final determination or judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification.
(b)    Veritex shall maintain in effect for a period of six years after the Effective Time Green’s existing directors’ and officers’ liability insurance policy (provided that Veritex may substitute therefor (i) policies with a reputable insurer of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the written consent of Green given prior to the Effective Time, any other policy) with respect to Claims arising from facts or events which occurred at or prior to the Effective Time; provided, that Veritex shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Green’s directors and officers, 250% of the annual premium payments currently paid on Green’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premium payments necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Veritex shall use its reasonable best efforts to maintain the policies of directors’ and officers’ liability insurance that are the most advantageous to the insured and obtainable for a premium less than or equal to the Maximum Amount. In lieu of the foregoing, Veritex, or Green in consultation with Veritex, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Veritex (or Green in consultation with Veritex) may purchase the “tail” prepaid policy that is the most advantageous to the insured and obtainable for a premium less than or equal to the Maximum Amount, and in each case, Veritex shall have no further obligations under this Section 7.9(b) other than to maintain in full force and effect such “tail” prepaid policy.
(c)    If Veritex or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Veritex (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Veritex shall expressly assume the obligations set forth in this Section 7.9.
(d)    The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.
7.10.    Operating Functions.
To the extent permitted by applicable Law, Green and Green Bank shall cooperate with Veritex and Veritex Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Veritex may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, including Article 6, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.    Shareholder Litigation.
Each of Green and Veritex shall promptly notify the other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Green or Veritex, as applicable, threatened against Green, Veritex or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Green, Veritex or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Green or Veritex, as applicable, shall give the other Party a reasonable opportunity to participate (at such other Party’s own expense) in the defense or settlement of any shareholder litigation against Green or Veritex or their respective directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without such other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
7.12.    Legal Conditions to Merger Transactions; Additional Agreements.
(a)    Subject to Sections 7.1 and 7.4 of this Agreement, each of Green and Veritex shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger Transactions and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by Green or Veritex or any of their respective Subsidiaries in connection with, or to effect, the Merger Transactions and the other transactions contemplated by this Agreement. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Veritex, on the one hand, and a Subsidiary of Green, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger Transactions, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Veritex.
(b)    Green shall terminate, effective as of the Effective Time, each Investor Agreement; provided that any indemnification obligations arising under such Investor Agreement prior to the Effective Time shall survive such termination in accordance with their terms.
(c)    Green shall (i) place “stop orders” on its books to prevent any transfer of Green Common Stock held by any Green shareholder party to a Green Voting Agreement and (ii) decline to make (and instruct any duly appointed transfer agent for the registration or transfer of Green Common Stock to decline to make) any such transfer of Green Common Stock, in each case if such transfer would constitute a violation or breach of such shareholder’s applicable Green Voting Agreement.
7.13.    Dividends.
After the date of this Agreement, each of Veritex and Green shall coordinate with the other regarding the declaration of any dividends in respect of Veritex Common Stock and Green Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Green Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Green Common Stock and any shares of Veritex Common Stock any such holder receives in exchange therefor in the Merger.

7.14.    Change of Method.
Either Party may at any time change the method of effecting the combination of Green and Veritex (including by providing for the merger of Green with and into Veritex) if and to the extent requested by either Party, and the other party agrees to enter into such amendments to this Agreement as such Party may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Holdco Mergers with respect to Green’s shareholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.
7.15.    Restructuring Efforts.
If either Green or Veritex shall have failed to obtain the Green Shareholder Approval or the Veritex Shareholder Approval, as applicable, at the duly convened Green Meeting or Veritex Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its shareholders or adversely affect the Tax treatment of the Merger Transactions with respect to the Green’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.15) to its respective shareholders for approval).
7.16.    Corporate Governance.
Effective as of the Effective Time, Veritex shall take all actions necessary to cause the size of the board of directors of Veritex to be nine directors, with such reconstituted board of directors of Veritex consisting of six members of the board of directors of Veritex as of the Effective Time and three members of the board of directors of Green as of the Effective Time (which shall be Manuel Mehos, Steve Lerner and Don Ellis (the “Green Continuing Directors”)). The board of directors of the Surviving Corporation (or the appropriate committee thereof) shall cause the Green Continuing Directors to be nominated for election at the next annual meeting of shareholders of the Surviving Corporation following the Effective Time.
7.17.    Takeover Statutes.
Neither Veritex, Merger Sub nor Green shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger Transactions, or any of the other transactions contemplated hereby, and each of Veritex, Merger Sub and Green shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger Transactions and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Veritex, Merger Sub and Green will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
7.18.    Exemption from Liability Under Section 16(b).
Green and Veritex agree that, in order to most effectively compensate and retain those officers and directors of Green subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Green

Insiders”), both prior to and after the Effective Time, it is desirable that Green Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Green Common Stock in the Merger and the other transactions contemplated by this Agreement, and for that compensatory and retentive purposes agree to the provisions of this Section 7.18. The boards of directors of Veritex and of Green, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Green Common Stock and (ii) any acquisitions of Veritex Common Stock, in each case, pursuant to the transactions contemplated by this Agreement (including the treatment of the Green equity awards under Section 2.4) and by any Green Insiders who, immediately following the Merger, will be employees, officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.
7.19.    Assumption of Green Subordinated Notes.
Simultaneous with the consummation of the Merger Transactions, Veritex shall assume Green’s 8.5% Fixed to Floating Subordinated Notes due 2026 in accordance with the provisions governing such notes.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1.    Conditions to Obligations of Each Party.
The respective obligation of each Party to consummate the Merger Transactions is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:
(a)    Shareholder Approval. Each of the Veritex Shareholder Approval and the Green Shareholder Approval shall have been obtained.
(b)    Regulatory Approvals. (i) All required regulatory approvals from the Federal Reserve, the Texas Department of Banking, the OCC, the FDIC, and any other Regulatory Authority and (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.2(c) the failure of which to obtain has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Veritex and Green (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger Transactions, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).
(c)    Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Merger Transactions), in each case that remains in effect.
(d)    Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e)    Exchange Listing. The shares of Veritex Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.
(f)    Burdensome Condition. No Requisite Regulatory Approval shall contain a Burdensome Condition.
8.2.    Conditions to Obligations of Veritex.
The obligation of Veritex to consummate the Merger Transactions is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Veritex pursuant to Section 10.6:
(a)    Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Green set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that speak to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a), 4.3(c), 4.4(a) (second and third sentences only), 4.4(b) (first sentence only), 4.9(a), and 4.30 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b), 4.3(b), 4.3(d), 4.4(a) (other than the second and third sentences), 4.4(b) (other than the first sentence) and 4.4(c) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.
(b)    Performance of Agreements and Covenants. Green shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Certificates. Green shall have delivered to Veritex a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Green and in Sections 8.2(a) and 8.2(b) have been satisfied.
(d)    Tax Matters. Veritex shall have received a written opinion of Covington & Burling LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Veritex, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Holdco Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations and covenants contained in certificates of officers of Green and Veritex reasonably satisfactory in form and substance to such counsel.
8.3.    Conditions to Obligations of Green.
The obligation of Green to consummate the Merger Transactions is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Green pursuant to Section 10.6:

(a)    Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Veritex set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that speak to a specified date shall speak only as of such date). The representations and warranties of Veritex set forth in Sections 5.3(a), 5.3(c), 5.4 (first sentence only), 5.9(a) and 5.27 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Veritex set forth in Sections 5.1, 5.2(a), 5.2(b), 5.3(b), 5.3(d) and 5.4 (other than the first sentence) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.
(b)    Performance of Agreements and Covenants. Veritex shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Certificates. Veritex shall have delivered to Green a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Veritex and in Sections 8.3(a) and 8.3(b) have been satisfied.
(d)    Tax Matters. Green shall have received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Green, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Holdco Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations and covenants contained in certificates of officers of Green and Veritex reasonably satisfactory in form and substance to such counsel.
ARTICLE 9
TERMINATION
9.1.    Termination.
Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger Transactions abandoned at any time prior to the Effective Time (regardless of whether the Veritex Shareholder Approval and/or the Green Shareholder Approval have been obtained):
(a)    by mutual written agreement of Veritex and Green;
(b)    by either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, or any Regulatory Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger Transactions, and such order, decree, ruling or other action has become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with Section 7.5 or any other provision of this Agreement has been the cause of, or resulted in, such action, (ii) the shareholders of Green fail to approve the matters relating to this Agreement and the transactions contemplated hereby at the Green

Meeting where such matters were presented to such Green shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement) or (iii) the shareholders of Veritex fail to approve the matters relating to this Agreement and the transactions contemplated hereby at the Veritex Meeting where such matters were presented to such Veritex shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement);
(c)    by either Party, by written notice to the other Party, in the event that the Merger Transactions shall not have been consummated by the one-year anniversary of the date of this Agreement, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);
(d)    by Veritex, by written notice to Green, in the event that the board of directors of Green has (i) failed to make the Green Recommendation or otherwise effected a Change in the Green Recommendation, (ii) breached the terms of Section 7.2 applicable to Green in any respect adverse to Veritex, or (iii) breached its obligations under Section 7.1 solely by failing to call, give notice of, convene or hold the Green Meeting in accordance with Section 7.1;
(e)    by Green, by written notice to Veritex, in the event that the board of directors of Veritex has (i) failed to make the Veritex Recommendation or (ii) breached its obligations under Section 7.1 solely by failing to call, give notice of, convene or hold the Veritex Meeting in accordance with Section 7.1;
(f)    by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Green, in the case of a termination by Veritex, or Veritex, in the case of a termination by Green, which breach or failure to be true, individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Veritex, or Section 8.3, in the case of a termination by Green, and which is not cured within 30 days following written notice to Green, in the case of a termination by Veritex, or Veritex, in the case of a termination by Green, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));
(g)    by either Party, by written notice to the other Party, if either or both of the Federal Reserve or the Texas Department of Banking has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains a Burdensome Condition; provided, that a Party may only terminate this Agreement pursuant to this Section 9.1(g) if such Party shall have used its reasonable best efforts until the earlier of (i) 60 days following the grant of such Requisite Regulatory Approval containing a Burdensome Condition, or (ii) the one-year anniversary of the date of this Agreement, to cause the terms and/or conditions of such Requisite Regulatory Approval containing such Burdensome Condition to be deleted or removed; or
(h)    by either Party if either or both of the Federal Reserve or the Texas Department of Banking shall have requested in writing that Veritex, Veritex Bank, Green, Green Bank or any of their respective Affiliates (i) withdraw (other than for technical reasons) and (ii) not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval with such Regulatory Authority.
9.2.    Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.
9.3.    Non-Survival of Representations and Covenants.
The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8, 7.9 and 7.16, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.
ARTICLE 10
MISCELLANEOUS
10.1.    Definitions.
(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“Acquisition Agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.
“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Green or publicly announced to Green’s shareholders and whether binding or non-binding) by any Person (other than a Veritex Entity) for an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, directly or indirectly, by any Person (other than a Veritex Entity) of 25% or more in interest of the total outstanding voting securities of any Green Entity whose Assets, individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Green Entities, or any tender offer or exchange offer that, if consummated, would result in any Person (other than a Veritex Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any Green Entity whose Assets, individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Green Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Green Entities whose Assets, individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Green Entities; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the Green Entities.
“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“Average Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the daily closing prices for the shares of Veritex Common Stock for the ten consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.
“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.
“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, belonging to any specified Person or relating to its business.
“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Green, Green Bank, Veritex or Veritex Bank.
“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions, other than pursuant to an Employee Benefit Plan.
“Determination Date” shall mean the fifth day prior to the Closing Date, provided that if shares of the Veritex Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the fifth day prior to the Closing Date on which shares of Veritex Common Stock actually trade on Nasdaq.
“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.
“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Law” means any Law, Order, Permit, opinion or agency requirement relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement.
“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.
“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.
“Green Benefit Plan” means each material Employee Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to, by any Green Entity or Green ERISA Affiliate for the benefit of any officer, employee, director or other service provider of any Green Entity (or any dependent or beneficiary thereof), or with respect to which any Green Entity has or would reasonably be expected to have any material obligation or Liability.
“Green Common Stock” means the $0.01 par value common stock of Green.
“Green Entities” means, collectively, Green and all Green Subsidiaries.
“Green Equity Plans” means collectively the Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan, the Green Bancorp, Inc. 2010 Stock Option Plan, the Green Bancorp, Inc. 2006 Stock Option Plan and the Green Bancorp, Inc. Stock Appreciation Rights Plan (each individually, a “Green Equity Plan”).
“Green ERISA Affiliate” means any entity which together with a Green Entity would be treated as a single employer under Internal Revenue Code Section 414.
“Green Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Green as of March 31, 2018, and as of December 31, 2017 and December 31, 2016, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2018, and for each of the three fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, as filed by Green in the Green SEC Reports and (ii) the consolidated statements of condition of Green (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the Green SEC Reports filed with respect to periods ended subsequent to March 31, 2018.
“Green RSU Award” means an award of restricted share units, or RSUs, whether subject to time-based or performance-based vesting, granted under a Green Equity Plan, representing the right to receive a number shares of Green Common Stock.
“Green SAR Award” means an award of a stock appreciation right, or SAR, whether vested or unvested, granted under a Green Equity Plan, representing the right to receive, in cash, the appreciation in value of a number of share of Green Common Stock.
“Green Stock Option” means an option, whether vested or unvested, granted under a Green Equity Plan, to purchase a number of shares of Green Common Stock.
“Green Subsidiary” means any Subsidiary of Green, which shall include Green Bank, the entities set forth on Section 4.4(a)(i) and Section 4.4(a)(ii) of Green’s Disclosure Memorandum and any Person acquired as a Subsidiary of Green after the date hereof and held as a Subsidiary by Green at the Effective Time.
“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.
“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all U.S. and foreign (i) copyrights, (ii) patents, (iii) trademarks, service marks, trade names, brand names, internet domain names, logos, and other similar designations of source or origin, together with all goodwill associated therewith, (iv) rights in computer programs and software (including any source or object codes therefor or documentation relating thereto) and (v) trade secrets, technology rights, know-how and inventions (whether patentable or not).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investor Agreement” means (i) the Director Nomination Agreement, dated as of July 28, 2014, by and among Green and the entities listed on Schedule A thereto and (ii) the Registration Rights Agreement, dated as of June 30, 2010, by and among Green and the investors party thereto.
“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of (i) in the case of Green, those individuals set forth in Section 10.1 of Green’s Disclosure Memorandum and

(ii) in the case of Veritex, those individuals set forth in Section 10.1 of Veritex’s Disclosure Memorandum and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any applicable Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Green or Green Bank are party as a creditor.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in the instance used.
“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that, in the case of the foregoing (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to both Green and Veritex, the State of Texas), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.
“Nasdaq” means the Nasdaq Global Market.
“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.
“Ordinary Course” means either (i) with regard to Green, the conduct of the business of Green and Green Bank in substantially the same manner as such business was operated based on past practice prior to the date of this Agreement, including operations in conformance and consistent with Green and Green Bank’s practices and procedures prior to and as of such date or (ii) with regard to Veritex, the conduct of the business of Veritex and Veritex Bank in substantially the same manner as such business was operated based on past practice prior to the date of this Agreement, including operations in conformance and consistent with Veritex and Veritex Bank’s practices and procedures prior to and as of such date.
“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.
“Party” means, individually, either of Green, Veritex or Merger Sub, and “Parties” means, collectively, Green, Veritex and Merger Sub.

“Per Share Cash Equivalent Consideration” means the product of the Average Closing Price multiplied by the Exchange Ratio.
“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.
“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.
“Registration Statement” means the registration statement on Form S‑4 (in which the Joint Proxy/Prospectus will be included), including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Veritex under the Securities Act with respect to the shares of Veritex Common Stock to be issued to the shareholders of Green pursuant to this Agreement.
“Regulatory Authority” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the OCC, the Consumer Financial Protection Bureau, the IRS, the DOL, the PBGC, the Texas Department of Banking and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.
“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person, acting in such capacity.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Veritex Entities with the SEC on or after January 1, 2016, or by any Green Entities with the SEC on or after January 1, 2016, as applicable.
“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“Subsidiaries” means all those Persons of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Green determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Green’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Veritex), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Veritex in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”.
“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
“Veritex Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Veritex or publicly announced to Veritex’s shareholders and whether binding or non-binding) by any Person (other than a Green Entity) for a Veritex Acquisition Transaction.
“Veritex Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, directly or indirectly, by any Person (other than a Green Entity) of 25% or more in interest of the total outstanding voting securities of any Veritex Entity whose Assets, individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Veritex Entities, or any tender offer or exchange offer that, if consummated, would result in any Person (other than a Green Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any Veritex Entity whose Assets, individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Veritex Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Veritex Entities whose Assets, individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Veritex Entities; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the Veritex Entities.
“Veritex Benefit Plan” means each material Employee Benefit Plan that is adopted, sponsored, maintained, contributed to or required to be contributed to, by any Veritex Entity or Veritex ERISA Affiliate for the benefit of any officer, employee, former employee, director or other service provider of any Veritex Entity (or any dependent or beneficiary thereof), or with respect to which any Veritex Entity has or would reasonably be expected to have any material obligation or Liability.
“Veritex Common Stock” means the $0.01 par value common stock of Veritex.
“Veritex Entities” means, collectively, Veritex and all Veritex Subsidiaries.
“Veritex Equity Plans” means, collectively, the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc. and the Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan (each individually, a “Veritex Equity Plan”).
“Veritex ERISA Affiliate” means any entity which together with a Veritex Entity would be treated as a single employer under Internal Revenue Code Section 414.
“Veritex Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Veritex as of March 31, 2018, and as of December 31, 2017 and December 31, 2016, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2018, and for each of the three fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, as filed by Veritex in the Veritex SEC Reports and (ii) the consolidated statements of condition of Veritex (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the Veritex SEC Reports filed with respect to periods ended subsequent to March 31, 2018.
“Veritex Material Acquisition” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) whereby Veritex, Veritex Bank or any of their Subsidiaries: (i) acquires or purchases, directly or indirectly, 33% or more in interest of the total outstanding voting securities of any depository institution, bank holding company or savings and loan holding company, whether by merger, consolidation, business combination, acquisition of securities or similar transaction or (ii) purchase, lease, exchange, license or acquire 50% or more of the consolidated Assets of any depository institution, bank holding company or savings and loan holding company, which, in each case, such acquired depository institution, bank holding company or savings and loan holding company would constitute a Significant Subsidiary (as defined in Regulation S-X promulgated by the SEC, provided that, the references to “10%” in such definition shall be deemed to be references to “20%”) of Veritex.
“Veritex Restricted Stock Award” means an award grant of restricted shares of Veritex Common Stock, whether subject to time-based or performance-based vesting, granted under a Veritex Equity Plan.
“Veritex RSU Award” means an award of restricted share units, or RSUs, whether subject to time-based or performance-based vesting, granted under a Veritex Equity Plan, representing the right to receive a number shares of Veritex Common Stock.
“Veritex Share Issuance” means the issuance of shares of Veritex Common Stock in connection with the Merger.
“Veritex Stock Option” means an option, whether vested or unvested, granted under a Veritex Equity Plan, to purchase a number of shares of Veritex Common Stock.
“Veritex Subsidiary” means any Subsidiary of Veritex, which shall include any Person acquired as a Subsidiary of Veritex after the date hereof and held as a Subsidiary by Veritex at the Effective Time.
10.2.    Referenced Pages.
The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	58

Adjusted Stock Option	5

Agreement	1

ALLL	27

Bank Merger	1

Benefit Plan	81

Book-Entry Share	4

Burdensome Condition	55

Canceled Shares	4

Certificate	4

Change in the Green Recommendation	52

Chosen Courts	83

Claim	59

Closing	2

Closing Date	2

Confidentiality Agreement	56

Covered Employees	57

DOL	21

Effective Time	2

Employment Agreements	1

Exchange Agent	6

Exchange Fund	7

Exchange Ratio	4

FDIA	19

FDIC	12

Green	1

Green Bank	1

Green Bank Common Stock	12

Green Benefit Plan	70

Green Continuing Directors	62

Green Contracts	24

Green Director Voting Agreement	1

Green Insiders	62

Green Meeting	51

Green Recommendation	51

Green Regulatory Agreement	24

Green SEC Reports	12

Green Shareholder Approval	10

Green Shareholder Voting Agreement	1

Green Trust Preferred Securities	11

Green Voting Agreements	1

Holdco Mergers	1

Holders	6

Indemnified Party	59

Independent Contractors	20

IRS	21

Joint Proxy/Prospectus	51

Key Individuals Agreements	1

Maximum Amount	59

Merger	1

Merger Consideration	4

Merger Sub	1

Merger Transactions	1

OCC	9

PBGC	21

Permitted Liens	16

Requisite Regulatory Approvals	63

Sarbanes-Oxley Act	14

Second Merger	1

Subsidiary Plan of Merger	3

Surviving Bank	3

Surviving Corporation	1

Systems	17

Takeover Statutes	26

TBOC	1

Termination Fee	79

Veritex	1

Veritex Bank	1

Veritex Certificates	6

Veritex Contracts	41

Veritex ESOP	31

Veritex Meeting	51

Veritex Regulatory Agreement	42

Veritex SEC Reports	32

Veritex Shareholder Approval	29

Veritex Voting Agreement	1

Veritex Welfare Benefit Plans	57

Voting Agreements	1

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger Transactions. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.
10.3.    Expenses.
(a)    Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy/Prospectus.
(b)    Notwithstanding Section 10.3(a),
(i)    if (1) either Green or Veritex terminates this Agreement pursuant to Sections 9.1(b)(ii) or 9.1(c) (and the Green Shareholder Approval has not been obtained) or Veritex terminates pursuant to Section 9.1(f), and (2) in each case, prior to such termination, any Person has made an

Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination Green shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or
(ii)    Veritex shall terminate this Agreement pursuant to Section 9.1(d), then Green shall pay to Veritex an amount equal to $40,000,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.
(c)    Notwithstanding Section 10.3(a),
(i)    if (1) either Green or Veritex terminates this Agreement pursuant to Section 9.1(b)(iii) (and the Veritex Shareholder Approval has not been obtained) and (2) prior to such termination, any Person has made a Veritex Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make a Veritex Acquisition Proposal, and within 12 months of such termination Veritex shall either (A) consummate a Veritex Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to a Veritex Acquisition Transaction, whether or not such Veritex Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Veritex Acquisition Proposal that had been made or publicly announced prior to such termination; or
(ii)     Green shall terminate this Agreement pursuant to Section 9.1(e), then Veritex shall pay to Green the Termination Fee. If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(c), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Veritex Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Veritex Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(c), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.
(d)    The payment of the Termination Fee by Green or Veritex pursuant to Section 10.3(b) or Section 10.3(c), as applicable, constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Veritex or Green, as the case may be, in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(b)(iii), 9.1(c), 9.1(d), 9.1(e), or 9.1(f) in the event the Termination Fee is payable pursuant to Section 10.3(b) or Section 10.3(c), as applicable. The Parties acknowledge that the agreements contained in Sections 10.3(b) and 10.3(c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Green or Veritex, as applicable, fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Green or Veritex, as applicable, shall pay to Veritex or Green, as applicable, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4.    Entire Agreement; No Third Party Beneficiaries.
(a)    Except as otherwise expressly provided herein, this Agreement (including Green’s Disclosure Memorandum, Veritex’s Disclosure Memorandum, the Exhibits, the schedules, and the other documents and instruments hereto) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.
(b)    Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors or assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Sections 7.9 and 7.16 (which, after the Effective Time, in the case of Section 7.16, shall be for the benefit of the Green Continuing Directors). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement, other than, following the Effective Time, Sections 7.9 and 7.16.
(c)    No provision in this Agreement modifies or amends or creates any employee benefit plan, program, or document (each, a “Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.
10.5.    Amendments.
To the extent permitted by Law, this Agreement may be amended by a subsequent writing executed by each of the Parties, whether before or after the Green Shareholder Approval or Veritex Shareholder Approval has been obtained; provided, that after obtaining the Green Shareholder Approval or Veritex Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders under applicable Law.
10.6.    Waivers.
At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Green

Shareholder Approval or Veritex Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further shareholder approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.
10.7.    Assignment.
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.8.    Notices.
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail (return receipt requested and first-class postage prepaid), or by courier or overnight carrier (with proof of service), or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Veritex:	Veritex Holdings, Inc. 8214 Westchester Drive, Suite 400 Dallas, Texas 75225 Facsimile Number: (972) 349-6155 Attention: C. Malcolm Holland, III Email: mholland@veritexbank.com

Copy to Counsel:
Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

Green:	Green Bancorp, Inc. 4000 Greenbriar Houston, Texas 77098 Facsimile Number: (713) 275-8228

Attention: Terry Earley
Email: tearley@greenbank.com

Copy to Counsel:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Facsimile Number: (917) 777-3554 Attention: Sven G. Mickisch Email: Sven.Mickisch@skadden.com
10.9.    Governing Law; Jurisdiction; Waiver of Jury Trial
(a)    The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Texas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.
(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Texas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION THEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
10.10.    Counterparts; Signatures.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall (and shall cause its Subsidiaries not to) raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.
10.11.    Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Exhibits or Sections shall mean and refer to the referenced Articles, Exhibits and Sections of this Agreement.
10.12.    Interpretations.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.
10.13.    Enforcement of Agreement; Remedies Cumulative.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such Party.
10.14.    Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

VERITEX HOLDINGS, INC.

By:

    Name:

    Title:

[Signature Page to Agreement and Plan of Reorganization]

MUSTMS, INC.
By:
    Name:
    Title:

[Signature Page to Agreement and Plan of Reorganization]

GREEN BANCORP, INC.

By:
    Name:
    Title:

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A-1
FORM OF GREEN DIRECTOR VOTING AGREEMENT

EXHIBIT A-2
FORM OF GREEN SHAREHOLDER VOTING AGREEMENT

EXHIBIT B
FORM OF VERITEX DIRECTOR VOTING AGREEMENT

EXHIBIT C
LIST OF GREEN OFFICERS

EXHIBIT D
SUBSIDIARY PLAN OF MERGER